As filed with the Securities and Exchange
                                    Commission on on September 19, 2000
                                    Registration No. 333- 48107

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   Under
                         The Securities Act of 1933

                                 COM21, INC.
           (Exact name of Registrant as specified in its charter)

       Delaware                                            94-3201698
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                       Identification Number)


                               750 TASMAN DRIVE
                         MILPITAS, CALIFORNIA  95035
                  (Address of principal executive offices)
                                  (Zip Code)

                       BITCOM, INC. STOCK OPTION PLAN

               STOCK PURCHASE AGREEMENT DATED JUNE 22, 2000,
                BY AND AMONG COM21, INC., BITCOM, INC., THE
                 STOCKHOLDERS OF BITCOM, INC. AND MOHAMMAD
                   SOLEIMANI AS SELLERS' REPRESENTATIVE

                            (Full title of plans)

                               Peter D. Fenner
                    President and Chief Executive Officer
                                 Com21, Inc.
                              750 Tasman Drive
                         Milpitas, California 95035
                  (Name and address of Agent for Service)
                               (408) 953-9100
      (Telephone Number, including area code, of agent for service)

                                 Copies to:
                                Michael Dorf
                      Wilson Sonsini Goodrich & Rosati
                          Professional Corporation
                    One Market Street, Spear Street Tower
                          San Francisco, CA  94105

                       CALCULATION OF REGISTRATION FEE
_______________________________________________________________________________________
                                             Proposed         Proposed
                               Amount         Maximum          Maximum       Amount of
Title of Securities            to be       Offering Price    Aggregate     Registration
 to be Registered           Registered (1)   Per Share     Offering Price      Fee
_______________________________________________________________________________________
BitCom, Inc. Stock Option
Plan - Common Stock, $0.001
par value                     100,000       $24.6875 (2)    $2,468,750       $  651.75
_______________________________________________________________________________________
Stock Purchase Agreement
dated June 22, 2000 - Common
Stock, $.0.001 par value      295,000       $24.6875 (3)    $7,282,812.50    $1,922.66
_______________________________________________________________________________________
Total                         395,000       $24.6875        $9,751,562.50    $2,574.41
_______________________________________________________________________________________

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that becomes issuable under the Stock Option Plan and Stock Purchase Agreement by reason of any stock splits, stock dividends or similar transactions related to the registered securities.
(2) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee based on the exercise price of the options to purchase the Common Stock to be registered.
(3) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee based on the closing price of the
Registrant's    Common Stock on July 6, 2000, as posted on the Nasdaq National
Market. Such date was the closing date for the transactions set forth in the Stock Purchase Agreement

                                 COM21, INC.

                     REGISTRATION STATEMENT ON FORM S-8

PART I:    INFORMATION REQUIRED IN THE PROSPECTUS

           Omitted pursuant to the instructions and provisions of Form S-8.

PART II:   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement covers 100,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Com21, Inc., a Delaware corporation (the "Registrant"), being registered for use under the BitCom, Inc. Stock Option Plan (the "Plan"), which has been assumed by the Registrant, and 295,000 shares of Common Stock being registered for use under the Stock Purchase Agreement dated June 22, 2000.

Item 3.    Incorporation of Documents by Reference

There are hereby incorporated by reference into this Registration
Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") by the
Registrant:

1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 24, 2000;

2. The Registrant's Current Reports on Form 8-K (a) for the date April 18, 2000, filed with the Commission on April 24,
2000 and (b) for the date July 13, 2000, originally filed with the Commission on July 18, 2000, and as amended and filed with the Commission on September 18, 2000;

3. The Registrant's Quarterly Reports on Form 10-Q (a) for the fiscal quarter ended March 31, 2000, filed with the Commission on May 15, 2000, and (b) for the fiscal quarter ended June 30, 2000, filed with the Commission on August 15, 2000; and

4. The Registrant's Registration Statement on Form 8-A filed with the Commission on April 8, 1998, in which there is described the terms, rights and provisions applicable to the Common Stock.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold, shall be deemed be incorporated by reference and be part hereof from the date of such document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

           Not applicable.

Item 5.    Interests of Named Experts and Counsel.

           Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derives an improper personal benefit.

The Registrant's Bylaws provide that the Registrant shall indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Registrant upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7.    Exemption from Registration Claimed.

           Not applicable.

Item 8.    Index to Exhibits.

Exhibit
Number     Description of Document
_________  __________________________________________________________________
4.1 Instruments Defining Rights of Stockholders. Reference is made to the Registrant's Registration Statement on Form 8-A and the exhibits thereto, which are incorporated herein by reference pursuant to Item 3 of this Registration Statement.

5.1        Opinion of Wilson Sonsini Goodrich & Rosati Professional
           Corporation

23.1       Independent Auditors' Consent

23.2 Consent of Wilson Sonsini Goodrich & Rosati Professional Corporation (included in its opinion filed as Exhibit 5.1)

24.1 Power of Attorney. Reference is made to page II-4 of this Registration Statement

99.1       BitCom, Inc. Stock Option Plan

99.2 Stock Purchase Agreement dated June 22, 2000, by and among Com21, Inc., BitCom, Inc., the stockholders of BitCom, Inc. and Mohammad Soleimani, as Sellers' Representative

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file, at the start of any delayed offering or throughout a continuos offering, a post-effective amendment to this registration statement to include any financial statements required by Section 210.3-19 of Item 512 of the Securities Act of 1933.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, as amended, Bylaws, indemnification agreements or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 19th day of September, 2000.

                                      COM21, INC.

                                      By: /s/ Peter D. Fenner
                                          __________________________
                                          Peter D. Fenner
                                          President, Chief Executive Officer
                                          and Director


                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter D. Fenner and David L. Robertson, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 19th day of September, 2000.

        Signatures                                  Title
____________________________  _______________________________________________

/s/ Peter D. Fenner           President, Chief Executive Officer, Director
_______________________       (Principal Executive Officer)
    Peter D. Fenner

/s/ David L. Robertson        Chief Financial Officer, Vice President Finance
_______________________       and Administration, Corporate Secretary
    Davud L. Robertson        (Principal Financial Officer)

/s/ Paul Baran                Chairman of the Board of Directors, Director
_______________________
    Paul Baran

/s/ Richard Kramlich          Director
_______________________
    Richard Kramlich

                              Director
_______________________
    Robert C. Hawk

/s/ Jerald L. Kent            Director
_______________________
    Jerald L. Kent

/s/ Daniel J. Pike            Director
_______________________
    Daniel J. Pike

/s/ Robert W. Wilmot          Director
_______________________
    Robert W. Wilmot

/s/ James J. Spilker, Jr.     Director
_______________________
    James J. Spilker, Jr.














                     SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
_____________________________________________________________________________

                                   EXHIBITS
_____________________________________________________________________________

                      Registration Statement on Form S-8

                                  COM21, INC.










                              INDEX TO EXHIBITS

Exhibit
Number         Description of Document

4.1 Instruments Defining Rights of Stockholders. Reference is made to the Registrant's Registration Statement on Form 8-A and the exhibits thereto, which are incorporated herein by reference pursuant to
        Item 3 of this Registration Statement.

5.1     Opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation

23.1	Independent Auditors' Consent

23.2 Consent of Wilson Sonsini Goodrich & Rosati Professional Corporation (included in its opinion filed as Exhibit 5.1)

24.1 Power of Attorney. Reference is made to page II-4 of this Registration Statement

99.1    BitCom, Inc. Stock Option Plan

99.2 Stock Purchase Agreement dated June 22, 2000, by and among Com21, Inc., BitCom, Inc., the stockholders of BitCom, Inc. and Mohammad Soleimani, as Sellers' Representative




                                                                EXHIBIT 5.1

     OPINION OF WILSON SONSINI GOODRICH & ROSATI PROFESSIONAL CORPORATION

                              September 18, 2000


Com21, Inc.
750 Tasman Drive
Milpitas, CA  95035

           Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by Com21, Inc.. (the "Company") with the Securities and Exchange Commission on or about September 18, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) 100,000 shares of the Company's Common Stock reserved for issuance under the BitCom, Inc. Stock Option Plan, as assumed by the Company on July 6, 2000 (the "Plan"), and (ii) 295,000 shares of the Company's Common Stock to be issued pursuant to the terms of a certain Stock Purchase Agreement dated June 22, 2000 (the "Purchase Agreement"), by and among the Company, BitCom, Inc., the stockholders of BitCom, Inc. and Mohammad Soleimani, as Seller's Representative. As your legal counsel, we have examined the actions taken and proposed to be taken by the Company in connection with the sale and issuance of the shares of Common Stock under the Plan and Purchase Agreement (the "Shares").

     It is our opinion that, upon completion of the actions being taken, or contemplated by us as your legal counsel to be taken by the Company prior to the issuance of the Shares pursuant to the Registration Statement and the Plan, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                         Very truly yours,
                                         /s/ WILSON SONSINI GOODRICH & ROSATI
                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation





                                                                EXHIBIT 23.1


                        INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Com21, Inc. on Form S-8 of our report dated January 21, 2000, appearing in the Annual Report on Form 10-K of Com21, Inc. for the year ended December 31, 1999.



/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
San Jose, California
September 13, 2000













                                                                EXHIBIT 99.1


                       BITCOM, INC. STOCK OPTION PLAN

1.      Purpose.
This Stock Option Plan (hereinafter referred to as this "Plan") is intended to promote the best interests of the Corporation and its stockholders by (a) enabling the Corporation and any Parent or Subsidiary to attract and retain persons of ability as employees, directors, consultants and advisers, (b) providing an incentive to such persons by affording them an equity participation in the Corporation and (c) rewarding those employees, directors, consultants and advisers who contribute to the operating progress and earning power of the Corporation or any Parent or Subsidiary.

2.      Definitions.
The following terms shall have the following meanings when used herein unless the context clearly otherwise requires:

A. "Board of Directors" means the Board of Directors of the Corporation.

B. "Code" means the Internal Revenue Code of 1986, as amended, or any successor provisions.

C. "Common Stock" means the Common Stock of the Corporation, par value One Tenth of One Cent ($0.001) per share.

D. "Controlling Participant" means any Eligible Person who, immediately before any Option is granted to that particular Eligible Person, directly or indirectly possesses more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

E. "Committee" means any committee to which the Board of Directors delegates any responsibility for the implementation, interpretation or administration of this Plan-

F.      "Corporation" means BitCom, Inc., a Delaware corporation.

G. "Eligible Person" means any employee or director of, or consultant or adviser to, the Corporation or any Parent or Subsidiary.

H. "Exercise Price" means the price at which a share of Incentive Stock may be purchased by a particular Participant pursuant to the exercise of an Option.

I. "Fair Market Value" means the value of a share of Incentive Stock as determined by the Board of Directors in a manner that the Board of Directors believes to be in accordance with the Code.

J.      "Incentive Stock" means shares of Common Stock issued pursuant
10 this Plan.

K. "ISQ" means an Option (or a portion thereof) intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code, or any successor provision.

L. "NQSO" means an Option (or a portion thereof) which is not intended to, or does not, qualify for any reason as an "incentive stock option' within the meaning a f Section 422 of the Code, or any successor provision.

M. "Option" means the right of a Participant to purchase shares of Incentive Stock in accordance with the terms of this Plan and the Stock Option Agreement between such Participant and the Corporation,

N. "Parent" means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if, at the time of granting of an Option, each of The corporations (other than the Corporation) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

O. "Participant " means any Eligible Person to whom an Option has been granted pursuant to this Plan and who is a party to a Stock Option Agreement.

P. "SAR" means the right of a Participant to receive cash or other consideration equal to the difference between the Fair Market Value of the Incentive Stock covered by all or any unexercised portion of an Option on the date of exercise of the SAR and the Fair Market Value of such Incentive Stock on The date of grant of the SAR.

Q. "Stock Option Agreement" means an agreement by and between a Participant and the Corporation setting forth the specific terms and conditions of an Option and/or SAR, which shall establish the specific terms and conditions under which Incentive Stock may be purchased by such Participant pursuant to the exercise of such Option. Such Stock Option Agreement shall be subject to the Provisions of this Plan (which shall be incorporated by reference therein) and shall contain such provisions as the Board of Directors, in its sole discretion, may authorize.

R. "Subsidiary" means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, ;at the time of granting of an Option, each of the corporations (other than The last corporation in the unbroken chain) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock iii one of the other corporations in such chain.

3.      Adoption and Administration of Plan.

A. This Plan shall become effective upon its adoption by the Board of Directors-. provided, however, that if the stockholders of the Corporation shall not approve this plan, in accordance with applicable state law, within twelve (12) months before or after the adoption of this Plan by the Board of Directors, this Plan shall expire by its terms. No Option, SAR or other award hereunder shall be exercisable or payable in any respect prior to such approval of this Plan by the stockholders of the Corporation.

B. Any Option granted pursuant to this Plan shall be granted within ten (10) years from the date that this Plan is adopted by the Board of Directors or the date that this Plan is approved by the stockholders of the Corporation, whichever is earlier.

C. The Board of Directors shall implement, interpret (except as expressly provided in this Plan) and administer this Plan. Without limiting the powers and authority of the Board of Directors in any respect, the Board of Directors shall have authority (i) to construe and interpret this Plan and any Stock Option Agreement entered into hereunder; (ii) to determine the Fair Market Value of Incentive Stock;
(iii) to select Eligible Persons to whom Options may from time to time be granted hereunder; (iv) to determine whether any Option or any portion thereof shall be an ISO or a NQSO; (v) to determine the number of shares of Incentive Stock to be covered by any Option and the Exercise Price applicable to any Option; (vi) to determine the terms and conditions, not inconsistent with the terms of this Plan. of any Option and to approve forms of Stock Option Agreement; (vii) to determine whether, and under what circumstances, an Option may be settled or paid in cash or other consideration; (viii) to amend, cancel, accept the surrender of, modify or accelerate the vesting of all or any portion of an Option, including amendments or modifications that may cause an ISO to become a NQSO; (ix) to authorize and implement any amendment, as required by the Code or with the consent of the Participant, to any Stock Option Agreement and the terms of any Option evidenced thereby; and (x) to establish policies and procedures for the exercise of Options and the satisfaction of withholding or other obligations arising in connection therewith.

D. To the extent not prohibited by the General Corporation Law of the State of Delaware or the charter or bylaws of the Corporation, the Board of Directors may delegate any or all of its responsibilities hereunder to the Committee, and all references herein or in any Stock Option Agreement to the Board of Directors shall, to the extent applicable, be deemed to refer to and include the Committee.

E. Any action taken by the Board of Directors (or the Committee) with respect to the implementation, interpretation or administration of this Plan shall be final, conclusive and binding.

4.      Total Number of Shares of Incentive Stock.

The number of shares of Incentive Stock- which (a) may be issued in the aggregate by the Corporation under this Plan pursuant to The exercise of Options granted hereunder and (b) may be covered by SARs granted hereunder which have not expired unexercised shall not be more than five hundred thousand (500,000), which number may be increased only by a resolution adopted by The Board of Directors and approved within Twelve
(12) months after such adoption by the stockholders of the Corporation in accordance with applicable state law. Such shares of Incentive Stock may be issued out of the authorized and unissued or reacquired Common Stock of the Corporation. Any shares subject to an Option, SAR or portion thereof which expires or is terminated unexercised (unless by virtue of the exercise of an Option or SAR granted in tandem therewith) as to such shares may again be subject to an Option or SAR, under this Plan. To the extent there shall be any adjustment pursuant to the provisions of
Article 9 hereof, the aforesaid number of shares shall be appropriately so adjusted.

5.      Eligibility and Awards.

A. The Board of Directors shall determine, at any time and from time to time, (i) any Eligible Person to whom the award of an Option or SAP, may further the purposes of this Plan in the view of the Board of Directors, (ii) whether any Option to be awarded to an Eligible Person shall be intended as an ISO or as a NQSO, the number of shares of Incentive Stock to be covered by such Option or a SAR, the Exercise Price of such Option or SAR, whether such Option contains a SAR and all other terms and conditions of such Option, (iii) the Fair Market Value on the date of grant of the Option or SAR and (iv) the terms and conditions of the Stock Option Agreement to evidence such Option or SAR, including the restrictions, if any, applicable to the shares of Incentive Stock that may be acquired upon exercise of any portion of such Option. The Board of Directors may delegate to the appropriate officer or officers of the Corporation the authority To prepare, execute and deliver any Stock Option Agreement evidencing any Option or SAR granted under this Plan; provided, however, that any such Stock Option Agreement shall be consistent with the terms and conditions of this Plan.

B. For any Option intended to qualify as an ISO, in whole or in part, (i) the Eligible Person shall then be an employee of the Corporation or a Parent or Subsidiary, as provided in the Code, (ii) the term during which such Option shall be in effect shall not be greater than ten (10) years; provided , however, that the term shall not be greater than five (5) years for any Option granted to a Controlling Participant, (iii) the Exercise Price shall not be less than one hundred percent (100%) of the fair Market Value on the date that such Option is granted, provided , however, that if an ISO shall be granted to a Controlling Participant, the Exercise Price shall not be less than one hundred ten petcent (110%) of the Fair Market Value on the date that such Option is granted and (iv) such Option is exercisable only by the Participant during his or her lifetime and shall be nontransferable by the Participant unless the Stock Option Agreement permits such Option to be transferred by will or the laws of descent and distribution.

C. As soon as practicable after the Board of Directors determines to award an Option or SAR pursuant to 5A hereof, the appropriate officer or officers of the Corporation shall give notice (written or oral) to such effect to each Eligible Person designated to be awarded an Option or SAR, which notice shall be accompanied by a copy or copies of the Stock Option Agreement to be executed by such Eligible Person.

D. Upon receipt of the notice specified in 5C hereof, an Eligible Person shall have an Option or SAR, and shall thereby become and be a Participant, only after the due execution and delivery by such Eligible Person and The Corporation of a Stock Option Agreement (in such form and number as the officer or officers of the Corporation shall direct) by such date and time as shall be specified in such notice (unless waived by the Corporation)-

E. In the event that the Corporation or any Parent or Subsidiary assumes an option granted by another entity, which option is to be covered by this Plan and upon the exercise of which shares of Incentive Stock -are to be issued, the terms and conditions of such option shall remain unchanged (except the exercise price and the number and nature of shares issuable upon exercise thereof, which shall be adjusted appropriately in accordance with the Code, and references to such other entity, which shall be deemed to refer to the Corporation). In the event that the Board of Directors elects to grant an Option or SAR under this Plan to replace an option or SAR granted by another entity (rather than assume such option or SAR), the holder of such option or SAR shall be eligible to receive such replacement Option or SAR, which may be granted with a similarly-adjusted Exercise Price,

6.      Exercise and Termination of Options.

A. An Option of a Participant may be exercised during the period such Option is in effect and as set forth herein and in the Stock Option Agreement, and only if compliance with all applicable Federal and state securities laws can be effected. An Option may be exercised only by (i) the Participant's completion, execution and delivery to the Corporation of a notice of such Participant's exercise of such Option and an "investment letter" (if required by the Corporation) as supplied by the Corporation and (ii) the payment to the Corporation of the aggregate Exercise Price, in accordance with 6B hereof and the Stock Option Agreement, for the shares of Incentive Stock to be purchased pursuant to such exercise (as shall be specified by such Participant in such notice). Except as specifically provided by a duly executed Stock Option Agreement or unless waived by the Board of Directors, an Option or any of the rights thereunder may be exercised by such Participant only, and may not be transferred or assigned, voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution and succession).

B. Payment by each Participant for the shares of Incentive Stock purchased hereunder upon the exercise of an Option shall be made by good check or in accordance with the terms of any Stock Option Agreement executed by such Participant,

C. The Board of Directors at any time or from time to time may offer to buy out for a payment in cash or Incentive Stock all or a portion of an outstanding Option held by a Participant, based on such terms and conditions as the Board of Directors shall establish and communicate to the Participant at the time that such offer is made. The Board of Directors may provide for the surrender of all or any portion of an Option in satisfaction of specified obligations of a Participant, including tax withholding obligations.

D. As a condition to the exercise of any Option or SAR (for non-cash consideration), the Corporation shall have the right to -require that the Participant (or the recipient of any shares of Incentive Stock or noncash consideration) remit To the Corporation or any Parent or Subsidiary an amount calculated by the Corporation to be sufficient to satisfy applicable Federal, state, foreign or local withholding tax requirements prior to the delivery of any stock certificate evidencing shares of Incentive Stock or other form of non-cash consideration; in lieu thereof, the Participant may satisfy applicable withholding tax requirements by electing to have the Corporation withhold from the Incentive Stock issuable upon exercise of an Option a number of whole shares having a Fair Market Value (determined on the date that the amount of tax to be withheld is to be fixed) at least equal to the aggregate amount required to be withheld. Whenever any payments are to be made in cash (upon the exercise of a SAP, or otherwise). the Corporation shall be entitled, in its sole discretion, to deduct from such payment such amount r-calculated by the Corporation to be sufficient to satisfy applicable Federal, state, foreign or local withholding tax requirements thereon.

7.      Costs and Expenses.

All costs and expenses with respect to the adoption, implementation, interpretation and administration of this Plan shall be borne by the Corporation; provided, however, that, except as otherwise specifically provided in this Plan or the applicable Stock Option Agreement between the Corporation and a Participant, the Corporation shall not be obligated to pay any costs or expenses (including legal fees) incurred by any Participant in connection with any Stock Option Agreement, this Plan or any Option, SAR or Incentive Stock held by any Participant.

8.      No Prior Right of Award.

Nothing in this Plan shall be deemed to give any director, officer or employee of, or advisor or consultant to, the Corporation or any Parent or Subsidiary, or such person's legal representatives or assigns, or any other person or entity claiming under or through such person, any contract or other right to participate in the benefits of this Plan. Nothing in this Plan shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or ,nature that the Corporation or any Parent or Subsidiary shall continue to employ, retain or engage any individual (whether OT not a Participant). This Plan shall not affect in any way the right of The Corporation and any Parent or Subsidiary to terminate the employment or engagement of any individual (whether or not a Participant) at any time and for any reason whatsoever and to remove any individual (whether or not a Participant) from any position as a director or officer. No change of a Participant's duties as an employee of the Corporation or any Parent or Subsidiary shall result in a modification of the terms of any rights of such Participant under this Plan or any Stock Option Agreement executed by such Participant.

9.      Changes in Capital Structure.

Subject to any required action by the stockholders of the Corporation and the provisions of the General Corporation Law of the State of Delaware, the number of shares of Incentive Stock represented by the unexercised portion of an Option or SAR and the number of shares of Incentive Stock which has been authorized or reserved for issuance hereunder (whether such shares are unissued, reacquired or subject to an Option or SAR that expired, was cancelled, surrendered or terminated unexercised as to such shares), as well as the Exercise Price under the unexercised portion of an Option or SAR. shall be proportionately adjusted for (a) a division, combination or reclassification of any of the shares of Common Stock of the Corporation or (b) a dividend payable in shares of Common Stock of the Corporation.

10.      Amendment or Termination of Plan.

Except as otherwise provided herein, this Plan may be amended or terminated in whole or in pan by the Board of Directors (in its sole discretion), but no such action shall adversely affect or alter any right or obligation with respect to any Option, SAR or Stock Option Agreement then in effect, except to the extent that any such action shall be required or desirable (in the opinion of The Corporation or its counsel) so that any Option intended to qualify as an ISO complies with the Code or any rule or regulation promulgated or proposed thereunder.

11.      Burden and Benefit.

The headings and provisions of this Plan shall be binding upon, and shall inure to the benefit of, each Participant and such Participant's executors and administrators, estate, heirs and personal and legal representatives.

12.      Headings.

The headings and other captious contained in this Plan are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Plan.

13.      Interpretation.

Notwithstanding any provision of this Plan or any provision of any Stock Option Agreement evidencing an Option that is intended, in whole or in part, To qualify as an ISO, this Plan and each such Stock Option Agreement are intended to comply with all requirements for qualification under the Code and with any rule or regulation promulgated or proposed thereunder, and shall be interpreted and construed in a manner which is consistent with this Plan and each such Stock Option Agreement being so qualified. This Plan shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware (other than rules of conflicts-of-law or choice-of-law).




                                                                EXHIBIT 99.2


STOCK PURCHASE AGREEMENT DATED JUNE 22, 2000, BY AND AMONG COM21, INC., BITCOM, INC., THE STOCKHOLDERS OF BITCOM, INC. AND MOHAMMAD SOLEIMANI, AS SELLERS' REPRESENTATIVE

                          STOCK PURCHASE AGREEMENT

                          dated as of June 22, 2000

                                by and among

                                Com21, Inc.,

                               BitCom, Inc.,

                              the Stockholders

                                    of

                               BitCom, Inc.,

                                   and

               Mohammad Soleimani as Sellers' Representative



                             TABLE OF CONTENTS

                                                                       Page
ARTICLE I SALE OF SHARES AND CLOSING                                     1
1.01    Purchase and Sale                                                1
1.02    Purchase Price                                                   1
1.03    Closing                                                          1
1.04    Employee Retention Arrangements                                  2
1.05    Treatment of Company's Stock Options                             2
1.06    Seller Waivers                                                   3
1.07    Lost, Stolen or Destroyed Certificates                           3

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS 3
2.01    Organization; Qualification; Subsidiaries                        4
2.02    Authorization; Enforceability                                    4
2.03    Capital Stock                                                    4
2.04    No Conflicts                                                     5
2.05    Governmental Approvals and Filings                               5
2.06    Financial Statements and Condition                               5
2.07    Absence of Changes or Events                                     6
2.08    Taxes                                                            6
2.09    Legal Proceedings                                                7
2.10    Compliance with Laws and Orders                                  8
2.11    Benefit Plans; ERISA                                             8
2.12    Real Property                                                    9
2.13    Title to Assets and Properties; Condition of Equipment           9
2.14    Intellectual Property                                           10
2.15    Contracts                                                       10
2.16    Labor and Employee Matters                                      11
2.17    Brokers                                                         12
2.18    No Undisclosed Liabilities                                      12
2.19    Interested Party Transaction                                    12
2.20    Accounts Receivable                                             12
2.21    Inventory                                                       13
2.22    Minute Books                                                    13
2.23    Insurance                                                       13
2.24    Warranties; Indemnities                                         13
2.25    Customers and Suppliers                                         13
2.26    No Regulatory Approvals                                         13
2.27    Representations Complete                                        13
2.28    Representations of Sellers                                      13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER                 14
3.01    Corporate Existence and Authority of Purchaser                  14
3.02    No Conflicts                                                    15
3.03    Governmental Approvals and Filings                              15
3.04    Legal Proceedings                                               15
3.05    Purchase for Investment                                         15
3.06    Brokers                                                         15
3.07    Financing                                                       16
3.08    SEC Reports; Financial Statements                               16
3.09    Purchaser Common Stock                                          16
3.10    Representations Complete                                        16

ARTICLE IV CONDUCT PRIOR TO THE CLOSING                                 17
4.01    Conduct of Business of the Company                              17
4.02    No Solicitation                                                 19

ARTICLE V CONDITIONS TO OBLIGATIONS OF PURCHASER                        19
5.01    Representations, Warranties and Covenants                       19
5.02    Orders and Laws                                                 20
5.03    Regulatory Consents and Approvals                               20
5.04    Third Party Consents                                            20
5.05    Opinion of Counsel                                              20
5.06    Litigation                                                      20
5.07    Resignation of Directors and Officers                           20
5.08    No Material Adverse Change                                      20
5.09    Escrow Agreement                                                20

ARTICLE VI CONDITIONS TO OBLIGATIONS OF SELLERS AND THE COMPANY         20
6.01    Representations and Warranties                                  20
6.02    Orders and Laws                                                 21
6.03    Regulatory Consents and Approvals                               21
6.04    Opinion of Counsel                                              21
6.05    Escrow Agreement                                                21

ARTICLE VII ADDITIONAL AGREEMENTS                                       21
7.01    Registration                                                    21
7.02    Exchange Listing                                                21
7.03    Initial Shares Subject to Forfeiture                            21
7.04    Employee Benefit Plans                                          23
7.05    Termination of Plans                                            23

ARTICLE VIII TERMINATION AND WAIVER                                     23
8.01    Termination                                                     24
8.02    Effect of Termination                                           24
8.03    Extension; Waiver                                               24

ARTICLE IX SURVIVAL; NO OTHER REPRESENTATIONS                           25
9.01    Survival of Representations and Warranties                      25
9.02    No Other Representations                                        25

ARTICLE X INDEMNIFICATION; ESCROW                                       25
10.01   Indemnification                                                 25
10.02   Escrow Arrangements                                             25
10.03   Sellers' Representative                                         28
10.04   Maximum Payments; Remedy                                        29
10.05   Losses Net of Insurance, etc                                    29

ARTICLE XI DEFINITIONS                                                  29
11.01   Definitions                                                     29

ARTICLE XII MISCELLANEOUS                                               34
12.01   Notices                                                         34
12.02   Entire Agreement                                                35
12.03   Expenses                                                        35
12.04   Confidentiality                                                 35
12.05   Further Assurances; Post-Closing Cooperation                    36
12.06   Waiver                                                          37
12.07   Amendment                                                       37
12.08   No Third Party Beneficiary                                      37
12.09   No Assignment; Binding Effect                                   37
12.10   Headings                                                        37
12.11   Invalid Provisions                                              37
12.12   Governing Law; Jurisdiction                                     37
12.13   Counterparts                                                    37

SCHEDULES:

Schedule 1	Sellers
Schedule 2	Employees
Schedule 3	Initial Shares
Schedule 4	Milestone Shares
Disclosure Schedule


EXHIBITS:

Exhibit 1.04	Performance of Milestones
Exhibit A	Employment and Non-Competition Agreement
Exhibit B-1	Opinion of Counsel to Sellers and the Company
Exhibit B-2	Opinion  of Counsel to Purchaser
Exhibit C	Escrow Agreement
Exhibit D	Assignment Separate from Certificate



This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June 22, 2000, is made and entered into by and among Com21, Inc., a Delaware corporation ("Purchaser"), BitCom, Inc., a Delaware corporation (the "Company"), the stockholders of the Company listed on Schedule 1 hereto ("Sellers") and Mohammad Soleimani as Sellers' Representative (the "Sellers' Representative"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 11.01 hereof.

                                  RECITALS

1.	Sellers own, in the proportions set forth on Schedule 1 hereto, all of the issued and outstanding shares of capital stock of the Company, consisting in the aggregate of 1,250,000 shares of Company Common Stock (including shares of Company Common Stock to be issued on or prior to the closing of the Transactions (as defined) upon the exercise of options to purchase shares of Company Common Stock which are either vested as of the date hereof or the vesting of which will accelerate as a result of the Transactions) and 50,000 shares of Company Preferred Stock (collectively, the "Shares"), and desire to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Sellers.

2.	Sellers desires to sell, and Purchaser desires to purchase, the
Shares on the terms and subject to the conditions set forth in this Agreement.

3.	Certain Sellers, in the proportions set forth on Schedule 1 hereto, own unvested options to purchase shares of Company Common Stock, which options will not be accelerated as a result of the Transactions and will be assumed by Purchaser as set forth herein.

                                  AGREEMENT

In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I.

                         SALE OF SHARES AND CLOSING

1.01 Purchase and Sale. At the Closing, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, all of the right, title and interest of Sellers in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.

1.02 Purchase Price. The aggregate purchase price for the Shares is four million dollars ($4,000,000) (the "Purchase Price"), payable in cash at the Closing in the manner provided in Section 1.03.

1.03 Closing. The Closing will take place at the offices of Shaw Pittman at 2300 N Street, NW, Washington, D.C., or at such other place as Purchaser and Sellers mutually agree, at 10:00 A.M. local time, on such date as Purchaser and Sellers mutually agree provided that such date is no later than July 15, 2000 (the "Closing Date"). At the Closing, Purchaser will pay the Purchase Price by forwarding funds via wire transfer or delivering a check to each of the Sellers in the amounts set forth on Schedule 1 hereto to the addresses of each of the Sellers set forth on the signature pages hereof. With the exception of Mohammad Soleimani, Sasan Rostami, Mohsen Moini and Ali Mohammadian (the "Indemnifying Sellers"), each Seller shall receive their entire portion of the Purchase Price; four hundred thousand dollars ($400,000) of the Purchase Price otherwise payable to the Indemnifying Sellers at the Closing shall be withheld and deposited with the Escrow Agent (such cash, together with interest and other income thereon, being referred to herein as the "Escrow Fund"), which Escrow Fund shall be held in accordance with
Article X hereof. On the Closing Date, the Indemnifying Sellers shall contribute to the Escrow Fund on a pro rata basis according to their ownership of the Shares as follows: Mohammad Soleimani, $155,789.60 (38.9474% of the Escrow Fund) ; Sasan Rostami, $92,631.60 (23.1579% of
the Escrow Fund); Mohsen Moini, $92,631.60 (23.1579% of the Escrow Fund); and Ali Mohammadian, $58,947.20 (14.7368% of the Escrow Fund). Simultaneously with the payment of the Purchase Price as described in this Section 1.03, Sellers will assign and transfer to Purchaser good and valid title in and to the Shares, free and clear of all Liens, by delivering to Purchaser a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, except as provided in Section 1.07, in a form satisfactory to Purchaser and with all required stock transfer stamps affixed. At the Closing, there shall also be delivered the opinions, certificates, documents and instruments to be delivered under Articles V and VI.

1.04 Employee Retention Arrangements.

(a) Employment Agreements. Concurrently with the execution and delivery of this Agreement, each of the employees of the Company listed on Schedule 2 hereto shall enter into an Employment and Non-Competition Agreement with Purchaser in the form attached as Exhibit A hereto ("Employment Agreements").

(b) Grant of Restricted Stock. Purchaser shall set aside and reserve two hundred forty five thousand (245,000) shares of authorized and unissued Purchaser Common Stock (the "Initial Shares") for the sole purpose of distribution to the Company's employees who have executed Employment Agreements in the amounts indicated opposite their name on
Schedule 3 hereto. The Initial Shares shall be distributed to each such employee in the applicable amount at Closing. The Initial Shares shall be restricted with regard to transfer and may be forfeited by such employees under certain circumstances as more fully described in
Section 7.03 hereof and the Employment Agreements.

(c) Grant of Incentive Stock. Purchaser shall set aside and reserve an additional fifty thousand (50,000) shares of authorized and unissued Purchaser Common Stock as incentive stock (the "Milestone Shares"). The Milestone Shares shall be issued to employees of the Company in the amounts indicated opposite their name on Schedule 4 hereto upon the satisfaction of the performance targets related to the Company after the Closing as set forth on Exhibit 1.04 hereto. The Milestone Shares, when issued, will be fully vested and not subject to any restrictions on transfer (other than those imposed by applicable law) or risk of forfeiture.

(d) Legend. The shares of Purchaser Common Stock to be issued as Initial Shares will be subject to the following legend:

"THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS, INCLUDING A FORFEITURE PROVISION, OF A STOCK PURCHASE AGREEMENT
DATED AS OF JUNE 22, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE
COMPANY."

1.05 Treatment of Company's Stock Options. Schedule 1 sets forth a true and complete list as of the date hereof of all holders of outstanding options to purchase Company Common Stock, including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. All vested options to purchase shares of Company Common Stock, including options the vesting of which will accelerate as a result of the Transactions, shall be exercised by the holders thereof prior to or at the Closing, or, if not so exercised, be terminated. All unvested options to purchase shares of Company Common Stock shall be assumed by Purchaser (as so assumed, the "Assumed Options"). Each such Assumed Option shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan and the applicable stock option agreement immediately prior to the Closing (including provisions regarding recapitalizations), except that such option will be exercisable for that number of whole shares of Purchaser Common Stock equal to the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Closing, and the per share exercise price shall be equal to the closing price for one share of Purchaser Common Stock as quoted on the NASDAQ Stock Market on the Closing Date. The date of grant of each Assumed Option shall be the date on which such option to purchase Company Common Stock was originally granted. Except as set forth herein, the Transactions will not terminate any of the outstanding options under the Company Stock Option Plan or accelerate the vesting of such options. It is the intention of the parties that the options to purchase Company Common Stock so assumed by Purchaser qualify, to the maximum extent permissible, following the Closing, as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Closing. As soon as reasonably practical after the Closing, Purchaser will deliver to each person who, at the Closing, was a holder of an outstanding Assumed Option a notice stating that such option has been assumed by Purchaser and shall continue in effect subject to the terms and conditions applicable thereto immediately prior to the Closing, except as otherwise provided herein.

1.06 Seller Waivers. Each Seller hereby waives and releases, effective as of the Closing, any and all rights, claims and causes of action assertable against the Company in respect of its ownership of any securities of the Company and any and all agreements related to their interest as a securityholder of the Company between such Seller and the Company, which agreements shall automatically terminate as of the Closing. The consideration paid in respect of the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Shares.

1.07 Lost, Stolen or Destroyed Certificates. In the event any certificates representing any Shares shall have been lost, stolen or destroyed, Purchaser shall deliver the Purchase Price in exchange for such lost, stolen or destroyed certificates pursuant to Section 1.03 only upon the making of an affidavit of that fact by the holder thereof and the agreement by such holder to provide indemnification for any claim that may be made against Purchaser, the Company or any of their respective stock transfer agents with respect to the certificates alleged to have been lost, stolen or destroyed.

                                ARTICLE II.

        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

The Company and each of the Indemnifying Sellers hereby jointly represent and warrant to Purchaser, with respect to Sections 2.01 through 2.27, and each of the Sellers hereby severally but not jointly represents and warrants to Purchaser, with respect to Section 2.28, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Purchaser (the "Disclosure Schedule") and dated as of the date hereof, that on the date hereof and as of the Closing (other than the representations and warranties of the Company as of a specified date, which will be true and correct as of such date) as though made at the Closing the following:

2.01 Organization; Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to operate, own and lease its properties and carry on its business as now conducted. The Company has the absolute and unrestricted power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.
The Company is duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in each jurisdiction where the properties owned or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary, except where the failure to so qualify or be in good standing is not reasonably likely to have a material adverse effect on the Business or Condition of the Company. Copies of the Governing Documents of the Company, which have been delivered to Purchaser, are complete and correct. The Company does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

2.02 Authorization; Enforceability. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate or other action on the part of the Company (including the unanimous approval of the Board of Directors of the Company), and no further action is required on the part of the Company to authorize the Agreement and the Transactions. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, creditors' rights and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.03 Capital Stock.

(a) The authorized capital stock of the Company consists of 4,000,000 shares of Company Common Stock, $0.001 par value per share, of which 1,250,000 shares have been issued and are outstanding on the date hereof (including 250,000 shares of Company Common Stock to be issued on or prior to the closing of the Transactions upon the exercise of options to purchase shares of Company Common Stock which are either vested as of the date hereof or the vesting of which will accelerate as a result of the Transactions, and 1,000,000 shares of preferred stock, $0.001 par value per share, of which 50,000 shares have been designated as Company Preferred Stock and have been issued and are outstanding on the date hereof. The Company Preferred Stock has the rights, preferences, powers and privileges as are set forth in the Governing Documents of the Company. The Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable Federal and state securities laws. The stock certificates evidencing such Shares were issued with appropriate legends describing such Shares as restricted securities under applicable Federal and state securities laws.

(b) The Company has reserved 500,000 shares of Company Common Stock for issuance to employees, consultants and directors, pursuant to the Company Stock Option Plan, of which (i) 250,000 shares of Company Common Stock shall be issued after the date hereof on or prior to the closing of the Transactions upon the exercise of options to purchase shares of Company Common Stock which are either vested as of the date hereof or the vesting of which will accelerate as a result of the Transactions), (ii) 100,000 shares shall be subject to outstanding, unexercised options at Closing, and 150,000 shares are available for future grant thereunder. Except for the stock options set forth on Schedule 1, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The terms of the Company Stock Option Plan, coupled with the terms of the applicable stock option agreements, permit the termination or assumption of the options to purchase Company Common Stock as provided in this Agreement without the consent or approval of the holders of such securities. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plan have been made available to Purchaser and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Purchaser, except as contemplated by Section 1.05 of this Agreement.

2.04 No Conflicts. To the Knowledge of the Company and the Indemnifying Sellers the execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the Transactions hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.05 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company (other than any such conflict, violation or breach: (i) which is not reasonably likely to materially adversely affect the validity or enforceability of this Agreement or to have a material adverse effect on the Business or Condition of the Company or (ii) as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates); or

(c) except as disclosed in Section 2.04 of the Disclosure Schedule or as is not reasonably likely to be materially adverse to the Business or Condition of the Company or to adversely affect the ability of the Company to consummate the Transactions or to perform their respective obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon the Company or any of its Assets and Properties under, any Contract to which the Company is a party or by which any of its Assets and Properties is bound.

2.05 Governmental Approvals and Filings.  Except as disclosed in
Section 2.05 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions hereby, except: (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice is not reasonably likely to have a material adverse effect on the Business or Condition of the Company, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

2.06 Financial Statements and Condition.

(a) Prior to the execution of this Agreement, the Company has delivered to Purchaser copies of the unaudited balance sheets of the Company as of December 31, 1997, 1998 and 1999, and the related unaudited statements of income and cash flows for the fiscal years then ended and copies of the unaudited balance sheets of the Company as of March 31, 2000, and the related unaudited statements of income and cash flows for the fiscal quarter then ended.

(b)      Except as set forth in the notes thereto or as disclosed in
Section 2.06(b) of the Disclosure Schedule, all such Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby.

2.07 Absence of Changes or Events.

(a) Except for the execution and delivery of this Agreement and the Transactions and as disclosed in Section 2.07(a) of the Disclosure Schedule, since the Financial Statement Date there has not been any material adverse change in the Business or Condition of the Company, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Company but also affect other Persons who participate or are engaged in the lines of business in which the Company participates or is engaged.

(b)      Since the Financial Statement Date, except as disclosed in
Section 2.07(b) of the Disclosure Schedule or any other Section of the Disclosure Schedule, the Company has not incurred any Liabilities which in the aggregate are material to the Business or Condition of the Company, other than Liabilities incurred in the ordinary course of business.

2.08 Taxes.

(a) Except as disclosed in Section 2.08 of the Disclosure Schedule, the Company has timely filed all Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in its Financial Statements. The Company has no material liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. There are no liens for Taxes on the properties of the Company, other than liens for Taxes not yet due and payable.

(b) The Company has received extensions of time (a copy of such extension being attached hereto as Schedule 2.08) to file all Tax Returns required to be filed by it for any taxable period ending on or before May 31, 2000 and as such has not filed any such Tax Returns and has no Tax Returns that have been audited or that currently are the subject of audit. Schedule 2.08 lists all other Tax Returns filed by the Company since its inception and none of these returns have been or are currently the subject of an audit. The Company has delivered or made available to Purchaser correct and complete copies of all such Tax Returns filed and any examination reports or statement of deficiencies assessed or agreed to by the Company in connection therewith. Except as disclosed on
Schedule 2.08 of the Disclosure Schedule, the Company has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

(c) The Company has no liability for the income Taxes of any Person other than the Company under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law).

(d) The Company is not obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code (whether as a result of the Transactions or otherwise).

(e) The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. The Company is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership or "disregarded entity" for United States federal income tax purposes.

(f) The Company has not been and will not be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to this Agreement. The Company has not filed or will not file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to the Company. The Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. The Company is not currently and has not been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

(g) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes") means
(i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign),
(ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Tax period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

2.09 Legal Proceedings.

(a) There are no Actions or Proceedings pending or, to the Knowledge of the Company and the Indemnifying Sellers threatened against, relating to or affecting the Company or any of its Assets and Properties which are reasonably likely: (i) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions, or (ii) to have a material adverse effect on the Business or Condition of the Company.

(b) There is no Order outstanding against the Company which materially and adversely affects the Business or Condition of the Company.

2.10 Compliance with Laws and Orders. To the Knowledge of the Company and the Indemnifying Sellers, it is not in violation of or in default under any Law or Order applicable to the Company or any of its respective Assets and Properties, except for possible instances of violations or defaults the effect of which is not likely to be materially adverse to the Business or Condition of the Company.

2.11 Benefit Plans; ERISA.

(a) Section 2.11(a) of the Disclosure Schedule contains a true and complete list and description of each Benefit Plan, and identifies each Benefit Plan that is a Qualified Plan.

(b) The Company neither maintains nor is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(c) Each Benefit Plan covers only employees who are employed by the Company (or former employees or beneficiaries with respect to service with the Company), so that the Transactions will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

(d) No Benefit Plan is a "multiemployer plan," as that term is defined in Section 4001 of ERISA.

(e) (i) Each Benefit Plan and its administration are in compliance with ERISA and the Code, except for such failures to comply which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company; (ii) to the Knowledge of the Company and the Indemnifying Sellers, no "prohibited transaction" within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code or any breach of fiduciary responsibility under ERISA that could subject the Company to tax or other Liabilities has occurred with respect to any Benefit Plan, except for such failures to comply that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company; (iii) the Company is not subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Benefit Plans;
(iv) all material contributions required to be made and all insurance premiums required to be paid by the Company to any Benefit Plan have been made or paid on or before their due dates and a reasonable amount has been accrued for contributions to each Benefit Plan, in accordance with the Company's ordinary accounting and business practices, for the current plan years and any previous plan years as to which all contributions have not yet been made; (v) with respect to each Benefit Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vi) no Benefit Plan is covered by, and the Company has neither incurred nor expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and
(vii) each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Benefit Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports, including any such reports required to be filed in connection with any applicable foreign laws (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Benefit Plan except to the extent that such failure to comply would not, in the aggregate, have a material adverse effect on the Company.

(f) With respect to each Benefit Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder except to the extent that such failure to comply would not, in the aggregate, have a material adverse effect on the Company, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a material adverse effect on the Company, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a material adverse effect on the Company.

(g) All contributions and other payments required to be made by the Company to any Benefit Plan for the period up to and including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Financial Statements in accordance with GAAP.

(h)      No Benefit Plan is subject to Part 3 of Title I of ERISA,
Section 412 of the Code or Title IV of ERISA.

(i) To the Knowledge of the Company and the Indemnifying Sellers there are no pending or threatened claims by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which are reasonably likely to result in liability on the part of Purchaser, the Company or any fiduciary of any such Benefit Plan material to the Business or Condition of the Company. No Benefit Plan is presently under audit or examination by the IRS, the Department of Labor, or any other Governmental or Regulatory Authority, and no matters are pending with respect to any Benefit Plan under the IRS voluntary compliance resolution program, its closing agreement program, or any other similar program.

2.12 Real Property. Section 2.12 of the Disclosure Schedule contains a true and correct list of each parcel of real property owned or leased by the Company that is used in the conduct of the Business of the Company. All current real property leases to which the Company is a party are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) except for any such default or event of default, if any, which does not materially interfere with the Company's present use of the property subject to such lease.

2.13 Title to Assets and Properties; Condition of Equipment .

(a) Except as disclosed in Section 2.13 of the Disclosure Schedule, the Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all Assets and Properties material to the Business or Condition of the Company.

(b) Each material item of equipment owned or leased by the Company is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and
(ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.14 Intellectual Property.

(a) Section 2.14 of the Disclosure Schedule sets forth a complete and correct list of any material patent, patent application, trademark (whether or not registered), trademark application, trade name, service mark, copyright and other proprietary intellectual property (collectively, "Intellectual Property") owned by the Company. Except as disclosed in Section 2.14 of the Disclosure Schedule, the Company has the exclusive right to use such Intellectual Property. To the Knowledge of the Company and the Indemnifying Sellers: (i) the current use by the Company of such Intellectual Property does not materially infringe the rights of any other Person; and (ii) no other Person is materially infringing the rights of the Company in any such Intellectual Property.

(b) All patents and registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the Knowledge of the Company and the Indemnifying Sellers, the Company is not infringing and has not at any time infringed (either through the conduct of its business or by the manufacturing, marketing, licensing, use or sale of its products and services) any license, patent, copyright, service mark, trademark, trade name, trade secret or other Intellectual Property or proprietary rights of any third party. The Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Intellectual Property or other proprietary right owned or licensed to any third party. The Company has not been sued or threatened to be sued in any suit, action or proceeding that involves a claim of infringement or violation of any Intellectual Property or other proprietary right of any third party. The Company has not brought any action, suit or proceeding for infringement of Intellectual Property of the Company or breach of any license or agreement involving Intellectual Property of the Company against any third party.

(c) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the Company of all rights to such contributions that the Company does not already own by operation of law.

(d) The Company has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property of the Company not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

(e)      Except as set forth on Schedule 2.14 of the Disclosure
Schedule, there are no actions that must be taken by the Company within one hundred twenty (120) days after the date of this Agreement that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property of the Company.

2.15 Contracts.

(a) Section 2.15(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts, to which the Company is a party or by which any of their respective Assets and Properties is bound ("Material Contracts"):

(i) all Contracts (excluding Benefit Plans) which are not terminable at will and which require the payment of an amount (other than ordinary severance pay) in excess of U.S. $ 15,000 annually providing for a commitment of employment, consultation services, or otherwise relating to employment or the termination of employment;

(ii) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Company to engage in any business activity or compete with any Person, or prohibiting or materially limiting the ability of any Person to compete with the Company;

(iii) all Contracts relating to Indebtedness of the Company in excess of U.S. $10,000;

(iv) all Contracts relating to the future disposition or acquisition of any assets material to the Business or Condition of the Company, other than dispositions or acquisitions in the ordinary course of business;

(v) all collective bargaining Contracts;

(vi) all Contracts (other than this Agreement) granting a Lien (other than a Permitted Lien) on any asset which is material to the Business or Condition of the Company; and

(vii) all other Contracts (other than Benefit Plans and leases listed in Section 2.13 of the Disclosure Schedule) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than U.S. $10,000 annually and (B) cannot be terminated within 120 days after giving notice of termination without resulting in any material cost or penalty to the Company.

(b) Except as set forth in Section 2.15(a) of the Disclosure Schedule, (i) each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and, to the Knowledge of the Company and the Indemnifying Sellers, of each other party thereto; and
(ii) to the Knowledge of The Company and the Indemnifying Sellers, neither the Company nor any other party to any Material Contract is in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract), the effect of which is reasonably likely to be materially adverse to the Business or Condition of the Company.

2.16 Labor and Employee Matters. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the Knowledge of the Company and the Indemnifying Sellers, threatened, between the Company and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Except as set forth in Section 2.16 of the Disclosure Schedule, no employee of the Company and the Indemnifying Sellers is presently a member of a collective bargaining unit and, to the Knowledge of the Company there are no threatened or contemplated attempts to organize any of the employees of the Company for collective bargaining purposes. To the Knowledge of the Company and the Indemnifying Sellers, no employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition or nonsolicitation agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. As of the date of this Agreement, no employees of the Company have given notice to the Company, nor is the Company otherwise aware, that any such employee intends to terminate his or her employment with the Company.

2.17 Brokers. All negotiations relative to this Agreement and the Transactions have been carried out by Sellers and the Company directly with Purchaser without the intervention of any Person on behalf of Sellers and the Company in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment.

2.18 No Undisclosed Liabilities. The Company has no material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise required to be reflected in financial statements in accordance with GAAP, which individually or in the aggregate (i) has not been reflected in the Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since December 31, 1999.

2.19 Interested Party Transaction. Except as disclosed in Section 2.19 of the Disclosure Schedule, no officer, director or, to the Knowledge of the Company and the Indemnifying Sellers, Seller (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this
Section 2.19.

2.20 Accounts Receivable.

(a) A list of all accounts receivable of the Company as of May 31, 2000, together with a range of days elapsed since invoice, is attached to
Section 2.20(a) of the Disclosure Schedule.

(b) All of the Company's accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and, to the Knowledge of the Company and the Indemnifying Sellers, are collectible except to the extent of reserves therefor set forth in the Balance Sheet or, for receivables arising subsequent to May 31, 2000, as reflected on the books and records of the Company. No Person has any Lien on any of the Company's accounts receivable and, as of the date hereof, no written or, to the Knowledge of the Company and the Indemnifying Sellers, oral request or agreement for deduction or discount has been made with respect to any of the Company's accounts receivable.

2.21 Inventory. The Company's inventory consists of its amounts due but not yet invoiced for services rendered, as disclosed in Section 2.21 of the Disclosure Schedule. The Company intends to request payment for such services and has not received written or oral notice, and has no other reason to believe, that it will experience any difficulty in receiving payment in full.

2.22 Minute Books. The minutes of the Company made available to counsel for Purchaser are the only minutes of the Company and contain materially accurate records of all consents, approvals or ratifications of the Board of Directors (or committees thereof) of the Company and its shareholders for all transactions or actions that require such consent, approval or ratification.

2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, contract workers, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company and the Indemnifying Sellers have no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.

2.24 Warranties; Indemnities. Except as previously disclosed to Purchaser and except for warranties and indemnities implied by law, the Company has not given any express written or, to the Knowledge of the Company and the Indemnifying Sellers, oral warranties or indemnities relating to services rendered by the Company.

2.25 Customers and Suppliers. No customer that individually accounted for more than 5% of the Company's gross revenues during the period covered by the Financial Statements, and no material supplier of the Company, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate, its relationship with the Company, or has decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of such customer, except at the decision of the Company, and no such supplier or customer has otherwise notified the Company that it intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be.

2.26 No Regulatory Approvals. No consents, approvals and actions of, filings with or notices to any Governmental or Regulatory Authority are necessary to permit Purchaser and Sellers and the Company to perform their obligations under this Agreement and to consummate the Transactions.

2.27 Representations Complete. None of the representations or warranties made by the Company or any Indemnifying Seller herein or in any Schedule hereto, including the Disclosure Schedule, or certificate furnished by the Company or any Indemnifying Seller pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.28 Representations of Sellers. Each Seller hereby represents and warrants, severally and not jointly, to Purchaser as follows:

(a) Except as set forth in Section 2.28 of the Disclosure Schedule, such Seller owns the Shares set forth across from such Seller's name on
Schedule 1 hereto ("Seller's Shares"), beneficially and of record, free and clear of all Liens.

(b) The delivery of a certificate or certificates at the Closing representing Seller's Shares in the manner provided in Section 1.03 (or a lost certificate affidavit in the manner provided in Section 1.07) will transfer to Purchaser good and valid title to Seller's Shares, free and clear of all Liens other than Liens created by Purchaser.

(c) Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Company and such Seller is not a party to any voting trusts or agreements, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

(d) The address of such Seller as listed on the related signature pages to this Agreement is true and correct and constitutes such Seller's principal address for the purpose of determining the applicability of any state, local or foreign securities laws.

(e) Each Seller warrants and represents with regard to himself or herself that he or she has full power and capacity to execute, deliver and perform this Agreement and the Transactions. This Agreement has been duly executed and delivered by such Seller and is the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, creditors' rights and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereunder do not, and will not, (i) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority or regulatory agency applicable to such Seller or (ii) require any consent, approval, authorization or permission of, or filing with or notification to any Governmental or Regulatory Authority except, in the case of (i), above violations which, individually or in the aggregate would not reasonably be expected to have a material adverse effect on such Seller's ability to consummate the Transactions, and in the case of
(ii) above, any such consent, approval, authorization, permission, notice or filing which if not obtained or made by such Seller could not reasonably be expected to have a material adverse effect on such Seller's ability to consummate the Transactions.

                                ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers and the Company as follows:

3.01 Corporate Existence and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by Purchaser and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, creditors' rights and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.02 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the Transactions will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws (or other comparable corporate charter document) of Purchaser;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices required pursuant to Article VI hereof, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which are reasonably likely to materially adversely affect the validity or enforceability of this Agreement); or

(c) except as is not reasonably likely to adversely affect the ability of Sellers and the Company to consummate the Transactions or to perform their obligations hereunder: (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or Permit to which Purchaser is a party or by which any of its Assets and Properties is bound.

3.03 Governmental Approvals and Filings.  Except as required pursuant to
Article VI hereof, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice is not reasonably likely to adversely affect the ability of Sellers and the Company to consummate the Transactions or to perform their obligations hereunder.

3.04 Legal Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which are reasonably likely to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions.

3.05 Purchase for Investment. The Shares will be acquired by Purchaser for its own account for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Purchaser. Purchaser will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Sellers or the Company to be in violation of the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities or blue sky laws.

3.06 Brokers. All negotiations relative to this Agreement and the Transactions have been carried out by Purchaser directly with Sellers and the Company without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers or the Company for a finder's fee, brokerage commission or similar payment.

3.07 Financing. Purchaser has sufficient cash and/or other sources of immediately available funds, and the necessary amount of authorized and unissued shares of Purchaser Common Stock (and has provided Sellers and the Company with evidence thereof), to pay the Purchase Price, issue the Initial Shares and Milestone Shares pursuant to Section 1.04, issue the shares of Purchaser Common Stock upon exercise of the Assumed Options pursuant to Section 1.05, and to make all other necessary payments of fees and expenses in connection with the Transactions.

3.08 SEC Reports; Financial Statements.

(a) Purchaser has made available to the Company a correct and complete copy of each form, report, schedule, registration statement and definitive proxy statement and other document filed by Purchaser with the Securities and Exchange Commission (the "SEC") on or after January 1, 1999 which are all the forms, reports and documents required to be filed by Purchaser with the SEC since January 1, 1999. All such required forms, reports, schedules, registration statements, definitive proxy statements and other documents are referred to herein as the "Purchaser SEC Reports." The Purchaser SEC Reports (A) were prepared in accordance and compliance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports (i) complied as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto,
(ii) was prepared in accordance with GAAP on a basis consistent throughout the periods involved and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and (iii) each fairly presents in all material respects the consolidated financial position of Purchaser and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Purchaser and its subsidiaries, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

3.09 Purchaser Common Stock. The shares of Purchaser Common Stock which constitute the Initial Shares and Milestone Shares, if any, and which shall constitute the shared reserved for the Assumed Options have been duly authorized and, upon consummation of the Transactions (in the case of the shares of Purchaser Common Stock constituting the Initial Shares), the satisfaction of the applicable conditions entitling the recipients thereof to receive any payment of Milestone Shares (in the case of the shares of Purchaser Common Stock constituting any Milestone Shares), or upon exercise of the Assumed Options (in the case of shares of Purchaser Common Stock constituting shares reserved for Assumed Options) will be validly issued, fully paid and nonassessable.

3.10 Representations Complete. None of the representations or warranties made by Purchaser herein, or certificate furnished by Purchaser pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                 ARTICLE IV.

                        CONDUCT PRIOR TO THE CLOSING

4.01 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees, except to the extent that Purchaser shall otherwise consent in writing or by email, to carry on the business of the Company in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the material debts and material Taxes of the Company when due, to pay or perform, in the ordinary course of business, other material obligations when due, and, to the extent consistent with such business, use its reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired in all material respects the Company's goodwill and ongoing businesses at the Closing. Except as required by this Agreement the Company shall not, without the prior written consent (which may be delivered by email) of
Purchaser:

(a) enter into any commitment or transaction involving any expenditure by the Company exceeding $25,000 individually or $50,000 in the aggregate in any calendar month;

(b) (i) sell, license or transfer to any Person any rights to any Intellectual Property owned by the Company or enter into any agreement with respect to any Intellectual Property owned by the Company with any Person or with respect to any Intellectual Property of any Person (provided, that in no event shall the Company grant an exclusive license to any Intellectual Property owned by the Company), (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any Person, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, (iv) or change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company;

(c) except for Contracts in the ordinary course of business consistent with past practices, enter into any Contract which would be deemed a Material Contract pursuant to Section 2.15;

(d) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Material Contracts set forth or described in the
Section 2.15(a) of the Disclosure Schedule;

(e) commence any litigation other than, (i) for the routine collection of debts, and (ii) where the Company reasonably and in good faith believes that it would be irreparably harmed if it were not to commence such litigation, or settle any material litigation;

(f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Shares, or split, combine or reclassify any Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares, or repurchase, redeem or otherwise acquire, directly or indirectly, any Shares (or options, warrants or other rights exercisable therefor).

(g) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for
(i) Shares issued upon exercise of options to purchase Company Common Stock outstanding on the date hereof and (ii) options to purchase in the aggregate 100,000 shares of Company Common Stock which shall be granted by the Company immediately prior to Closing, provided that such options do not accelerate as a result of the Closing;

(h) cause or permit any amendments to its Certificate of Incorporation and By-laws;

(i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

(j) sell, lease, license or otherwise dispose of any of its properties or assets, except for properties or assets in the ordinary course of business and consistent with past practices;

(k) incur any indebtedness for borrowed money or guarantee any indebtedness or otherwise become liable for the debts or obligations of a third party or issue or sell any debt securities or guarantee any debt securities of others except for trade payables incurred in the ordinary course of business consistent with past practices;

(l) grant any loans to others or purchase debt securities of others or amend the terms of any existing loan agreement except for customer accounts receivable extended in the ordinary course of business consistent with past practices;

(m) grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee or contract worker except as required by law or grants made pursuant to written agreements adopted on or prior to the date hereof and disclosed in the Disclosure Schedule;

(n) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(o) pay, discharge or satisfy, in an amount in excess of $25,000 in any one case, or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices;

(p) make or change any election in respect of material Taxes, adopt or change any accounting method in respect of Taxes (other than as required by U.S. GAAP), enter into any closing agreement, settle any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(q) enter into any strategic alliance or joint marketing arrangement or agreement;

(r) hire or terminate any employees or contract workers, or encourage any employees or contract workers to resign from the Company, except in the ordinary course of business; or

(s) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through 4.01(r) hereof, or any other action that would reasonably be expected to (i) prevent the Company from performing or cause the Company not to perform its covenants hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

4.02 No Solicitation. Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of
Article VIII hereof, the Company shall not (and the Company shall use its reasonable best efforts to prevent, as applicable, any of the Company's officers, directors, employees, contract workers, stockholders, agents, representatives or affiliates from), directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the Company's business, properties or technologies, or any material amount of the Shares (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any Person concerning the Company's business, technologies or properties, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access,
(c) assist or cooperate with any Person to make any proposal to purchase all or any material part of the Shares or assets of the Company, or
(d) enter into any agreement with any Person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. In the event that the Company or any of the Company's affiliates shall receive, prior to the Closing or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company shall immediately notify Purchaser thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Purchaser may reasonably request . The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.02 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Purchaser shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.02 and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which Purchaser may be entitled at law or in equity.

                                  ARTICLE V.

                   CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

5.01 Representations, Warranties and Covenants.

(a) The representations and warranties made by Sellers and the Company in this Agreement (other than those made as of a specified date earlier than the Closing Date), taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date, except for such failures to be true and correct which in the aggregate have not had and would not reasonably be expected to have a materially adverse effect on the Business or Condition of the Company without giving regard to materiality qualifiers in any individual representation.

(b) The Company and Sellers shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with as of the Closing.

(c) The Company shall have delivered to Purchaser a certificate dated the Closing Date and signed by an authorized officer of the Company confirming the foregoing.

5.02 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions.

5.03 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Sellers and the Company and Purchaser to perform their obligations under this Agreement and to consummate the Transactions shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the Transactions shall have occurred.

5.04 Third Party Consents. The consents (or in lieu thereof waivers) listed in Section 4.04 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

5.05 Opinion of Counsel. Purchaser shall have received the opinion of counsel to Sellers and the Company, substantially in the form of Exhibit B-1 hereto.

5.06 Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or credibly threatened, against Purchaser or the Company, their respective properties or any of their respective officers or directors, arising out of, or in any way connected with, the Transactions.

5.07 Resignation of Directors and Officers. Purchaser shall have received from each of the directors and officers of the Company written resignations in their capacities as directors and officers, but not as employees of the Company, effective as of the Closing.

5.08 No Material Adverse Change. There shall not have occurred any event or condition of any character that has had or would reasonably be expected to have a materially adverse effect on the Business or Condition of the Company since the date of this Agreement.

5.09 Escrow Agreement. The Company, the Escrow Agent and the Sellers' Representative shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit C.

                                 ARTICLE VI.

CONDITIONS TO OBLIGATIONS OF SELLERS AND THE COMPANY

The obligations of Sellers and the Company hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers and the Company in their sole discretion):

6.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement (other than those made as of a specified date earlier than the Closing Date), taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date, except for such failures to be true and correct which in the aggregate have not had and would not reasonably be expected to have a materially adverse effect on the Business or Condition of Purchaser without giving regard to materiality qualifiers in any individual representation. Purchaser shall have delivered to Sellers and the Company a certificate dated the Closing Date and signed by an authorized officer of Purchaser confirming the foregoing.

6.02 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Contemplated Transaction.

6.03 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Sellers and the Company and Purchaser to perform their obligations under this Agreement and to consummate the Transactions shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the Transactions shall have occurred.

6.04 Opinion of Counsel. The Company shall have received the opinion of counsel to Purchaser, substantially in the form of Exhibit B-2 hereto.

6.05 Escrow Agreement. Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit C.

                                ARTICLE VII.
                            ADDITIONAL AGREEMENTS

7.01 Registration. As soon as reasonably practicable after the date hereof, Purchaser shall use its reasonable best efforts to file a registration statement on Form S-8 under the Securities Act covering
(i) the Initial Shares, (ii) the Milestone Shares, and (iii) the shares of Purchaser Common Stock issuable pursuant to Assumed Options, unless any such shares of Purchaser Common Stock are issuable pursuant to an effective Form S-8 previously filed by Purchaser under the Securities Act.

7.02 Exchange Listing. As soon as reasonably practicable after the date hereof, Purchaser shall file with the NASDAQ Stock Market a Notification Form For Listing of Additional Shares with respect to (i) the Initial Shares, (ii) the Milestone Shares and (iii) the shares of Purchaser Common Stock issuable pursuant to Assumed Options.

7.03 Initial Shares Subject to Forfeiture. If a Seller receiving Initial Shares (an "Employee Seller") ceases to provide full-time services to the Company or Purchaser, as the case may be, as an employee or consultant, at any time prior to the date that is thirty-six (36) months after the Closing Date (a "Termination Event"), such Employee Seller shall forfeit, with no compensation, a percentage of his or her Initial Shares, in accordance with the terms and conditions of this Section 7.03 (the "Forfeiture Provision"); provided, however, that in no event shall any of the following events constitute a Termination Event: (i) any termination by the Company or Purchaser of such Employee Seller's services other than for Cause (as defined below), (ii) any termination or material interruption of such Employee Seller's services resulting from the death or physical disability of such Employee Seller and (iii) the voluntary termination by such Employee Seller of such Employee Seller's services for Good Reason (as defined below). For purposes of applying the Forfeiture Provision, (x) the term "Purchaser" includes any parent or subsidiary of Purchaser, as such terms are used in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended, (y) the term "Cause" is defined as (i) any act of personal dishonesty taken by such Employee Seller in connection with his responsibilities as an employee or consultant of the Company or Purchaser, as applicable, which is intended to result in substantial personal enrichment of such Employee Seller,
(ii) such Employee Seller's conviction of, or plea of nolo contendre to, a felony which the Board of Directors of the Company or Purchaser reasonably believes has had or will have a material detrimental effect on the Company's or Purchaser's reputation or business, (iii) a willful act by such Employee Seller which constitutes gross misconduct and is injurious to the Company or Purchaser, and (iv) continued willful violations by such Employee Seller of such Employee Seller's obligations to Purchaser under the Employment Agreement entered into between Purchaser and such Employee Seller in connection with this Agreement after there has been delivered to such Employee Seller a written demand for performance from the Company or Purchaser which describes the basis for the Company's or Purchaser's belief that such Employee Seller has not substantially performed such obligations and (z) the term "Good Reason" shall mean the termination of employment by such Employee Seller as a result of (i) a material breach by Purchaser of the Employment Agreement entered into between Purchaser and such Employee Seller in connection with this Agreement, (ii) any assignment to such Employee Seller of any duties materially inconsistent with the duties he and Purchaser have agreed in writing shall be associated with his position as set forth in the Employment Agreement entered into between such Employee Seller and Purchaser in connection with this Agreement, or (iii) a material reduction in such Employee Seller's compensation or benefits he and Purchaser have agreed in writing will be in effect immediately following consummation of the Transactions.

(a) No Employee Seller will directly or indirectly, (i) offer, sell, assign, transfer, encumber, pledge, contract to sell, sell any options or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise dispose of, other than by operation of law, any Initial Shares; or
(ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Initial Shares, whether any such transaction described in clause (i) or
(ii) above is to be settled by delivery of Initial Shares, such other securities, in cash or otherwise, unless and until such Initial Shares shall have become Release Shares.

(b) Unless a Termination Event shall have occurred prior to such date, thirty-three and one-third percent (33.33%) of the Initial Shares initially issued to such Employee Seller shall cease to be subject to this Forfeiture Provision on each of the twelve, twenty-four and thirty-six month anniversaries of the Closing Date (the "Release Shares"). If a Termination Event shall have occurred, no Initial Shares which have not previously become Release Shares shall become Release Shares.

(c) Each Employee Seller agrees that Purchaser is not obligated to issue such Employee Seller any Initial Shares unless and until such Employee Seller has executed and delivered to Purchaser an Assignment Separate from Certificate, as described in Section 7.03(d), in the form attached hereto as Exhibit D.

(d) For purposes of facilitating the enforcement of the Forfeiture Provision, each Employee Seller agrees, immediately upon receipt of the certificate(s) for Initial Shares, to deliver such certificate(s), together with an Assignment Separate from Certificate executed in blank by such Employee Seller, with respect to each such stock certificate, to the Secretary or Assistant Secretary of Purchaser, or their designee, to hold in escrow for so long as such Initial Shares remain subject to the Forfeiture Provision, with the authority to take all such actions and to effectuate all such transfers and/or releases as may be necessary or appropriate to accomplish the objectives of this Agreement in accordance with the terms hereof. Each Employee Seller hereby acknowledges that the appointment of the Secretary or Assistant Secretary of Purchaser (or their designee) as the escrow holder hereunder with the stated authorities is a material inducement to Purchaser to make this Agreement and that such appointment is coupled with an interest and is accordingly irrevocable. Each Employee Seller agrees that such escrow holder shall not be liable to any party hereto (or to any other party) for any actions or omissions unless such escrow holder is negligent relative thereto or failed to act in good faith. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be the genuine signature of Purchaser or any Employee Seller and may resign at any time.

7.04 Employee Benefit Plans. Following the Closing, the employees of the Company prior to Closing who continue as employees of Purchaser or the Company after the Closing shall be provided with, until at least
December 31, 2000, employee benefit plans or arrangements that are, in the aggregate, not less favorable than those provided to them as of the date hereof; provided, however, that after December 31, 2000, such employees shall be entitled to participate in each benefit plan, program practice, policy or arrangement maintained by Purchaser (the "Purchaser Plans") in which employees of Purchaser are generally entitled to participate. For purposes of determining eligibility to participate, vesting, and entitlement to benefits under Purchaser Plans, including for vacation entitlement (but not for accrual of pension benefits), service with the Company shall be treated as service with Purchaser; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Purchaser Plan shall waive preexisting condition limitations to the same extent waived under the applicable plan of the Company. Employees of the Company prior to Closing who continue as employees of Purchaser or the Company after the Closing shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Plan.

7.05 Termination of Plans.

(a) The Company agrees to terminate its 401(k) Plan immediately prior to the Closing, unless Purchaser, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with written notice of such election. Unless Purchaser provides such notice to the Company, Purchaser shall receive from the Company evidence that the Company's 401(k) Plan has been terminated pursuant to resolutions of its Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Purchaser), effective as of the day immediately preceding the Closing.

(b) The Company agrees to terminate any and all group severance, separation or salary continuation plans, programs or arrangements that are covered under ERISA immediately prior to the Closing. Purchaser shall receive from the Company evidence that the Company's plan(s) has been terminated pursuant to resolution of its Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Purchaser), effective as of the day immediately preceding the Closing.

                                ARTICLE VIII.

                           TERMINATION AND WAIVER

8.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)      by mutual agreement of the Company and Purchaser;

(b) by Purchaser or the Company if the Closing Date shall not have occurred by July 15, 2000; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Purchaser or the Company if there shall be a final non-appealable order of a federal, foreign or state court of competent jurisdiction in effect preventing consummation of the Transaction, which would make consummation of the Closing illegal;

(d) by Purchaser if there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 5.01 would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(e) by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 6.01 would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Article XII hereof and this Section 8.02 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.03 Extension; Waiver. At any time prior to the Closing, Purchaser, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.03, the Sellers agree that any extension or waiver signed by the Sellers' Representative shall be binding upon and effective against all Sellers whether or not they have signed such extension or waiver.

                                 ARTICLE IX.

                     SURVIVAL; NO OTHER REPRESENTATIONS

9.01 Survival of Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of Sellers and the Company and Purchaser contained in this Agreement will survive the Closing until the first anniversary of the Closing Date.

9.02 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that the Company and Sellers are making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in Article II. In particular, the Company and Sellers make no representation or warranty to Purchaser with respect to any financial projection or forecast relating to the Business or Condition of the Company, except that the Company and Sellers represent that such projections and forecasts were prepared by the Company in good faith based upon the assumptions reflected therein, which assumptions are believed by the Company to be reasonable. With respect to any projection or forecast delivered by or on behalf of the Company and Sellers to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) it shall have no claim against the Company and Sellers with respect thereto, except in connection with the representations and warranties set forth in the immediately preceding sentence.

                                  ARTICLE X.

                           INDEMNIFICATION; ESCROW

10.01 Indemnification. The Indemnifying Sellers severally and not jointly agree to indemnify and hold Purchaser and its officers, directors and affiliates, including the Company after the Closing (the "Indemnified Parties"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense relating to such claim, loss, liability, damage, deficiency, cost or expense (hereinafter individually a "Loss" and collectively "Losses") incurred or suffered by the Indemnified Parties, or any of them (including the Company after the Closing), directly or indirectly, (i) as a result of and for so long as such representations survive under the terms of this Agreement any breach or inaccuracy of a representation or warranty of the Company or any Seller contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Indemnifying Sellers and (ii) as a result of any breach or failure to perform any covenant set forth in this Agreement and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Indemnifying Sellers. In the event such breach of representantion, warranty or covenant cannot be cured, no cure period shall be required. The Indemnifying Sellers shall not have any right of contribution from the Company with respect to any Loss claimed by an Indemnified Party hereunder after the Closing. In no event shall any Indemnifying Seller be liable for more than its proportional share of the Escrow Fund.

10.02 Escrow Arrangements.

(a) Escrow Fund. As soon as reasonably practicable after the Closing, the Escrow Fund shall be registered in the name of, and be deposited with, State Street Bank and Trust Company of California, N.A., (or another institution selected by Purchaser with the reasonable consent of the Company and the Sellers' Representative) as escrow agent (the "Escrow Agent"), such deposit to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit C. As security for the indemnity provided for in Section 10.01 hereof and by virtue of this Agreement, the Indemnifying Sellers will be deemed to have received and deposited with the Escrow Agent the Escrow Fund without any act of any Indemnifying Seller. The Indemnifying Sellers shall have no obligation to deposit any additional funds into the Escrow Fund beyond those amounts specified in Section 1.03. The Escrow Fund shall be available to compensate the Indemnified Parties, or any of them, for any claims by such Indemnified Parties for any Losses suffered or incurred by them during the Escrow Period (as defined below); provided, however, that if the Escrow Period has terminated, and a claim for Losses is made with respect to those claims set forth in the proviso in Section 10.04, he claim shall be made directly against the Sellers, severally and not jointly, pro rata in proportion to their interest in the Shares. In no event shall any Seller be personally liable to Purchaser for any amounts in excess of the value of the Purchase Price received by such Seller. Purchaser may not receive any compensation for any Loss unless and until one or more Officer's Certificates (as defined below) identifying Losses in excess of $75,000 in the aggregate (the "Basket Amount") has or have been delivered to the Escrow Agent as provided in Section 10.02(d) hereof, in which case Purchaser shall be entitled to recover all Losses so identified. Notwithstanding the foregoing, Purchaser shall be entitled to receive payments out of the Escrow Fund for, and the Basket Amount shall not apply as a threshold to any and all claims or payments made with respect to breaches of the representations and warranties of the Company and the Sellers contained in Sections 2.03, 2.17 and 2.28. Purchaser shall also be entitled to recover expenses incurred by the Company and the Sellers in connection with the Transactions in excess of $60,000 pursuant to Section 10.03 hereof, without regard to the Basket Amount.

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., local time at the office of the Escrow Agent, on the first anniversary of the Closing Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Purchaser, subject to the objection of the Sellers' Representative and the subsequent arbitration of the matter in the manner provided in Section 10.02(f) hereof, is necessary to satisfy any then pending and unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such claims (the "Remaining Portion") to the Sellers' Representative for distribution to the Indemnifying Sellers.

(c) Protection of Escrow Fund; Distribution of Interest from Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of the Escrow Agreement and not as the property of Purchaser and shall hold and dispose of the Escrow Fund only in accordance with the terms thereof.

(d) Claims for Indemnification. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer's Certificate (as defined below) and, subject to the provisions of Section 10.02(e) hereof, the Escrow Agent shall deliver to Purchaser out of the Escrow Fund, as promptly as practicable, cash held in the Escrow Fund equal to Losses specified in the Officer's Certificate. For purposes hereof, "Officer's Certificate" shall mean a certificate signed by any officer of Purchaser: (a) stating that Purchaser has paid, incurred or properly accrued or reasonably anticipates that it will have to pay, incur or accrue Losses, and (b) specifying in reasonable detail
(x) the individual items of Losses included in the amount so stated,
(y) the date each such item was paid, incurred or properly accrued, or the basis for any anticipated liability, and (z) the nature of the misrepresentation or breach of warranty to which such item is related.

(e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Sellers' Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Purchaser of any escrow cash pursuant to Section 10.02(d) hereof unless and until the Escrow Agent shall have received written authorization from the Sellers' Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery from the Escrow Fund in accordance with
Section 10.02(d) hereof; provided, however, that no such payment or delivery may be made if the Sellers' Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

(f)      Resolution of Conflicts; Arbitration.

(i) In case the Sellers' Representative shall object in writing to any claim or claims made in any Officer's Certificate to recover Losses from the Escrow Fund within thirty (30) days after delivery of such Officer's Certificate, then the Sellers' Representative and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Sellers' Representative and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement referred to in (i) above can be reached after good faith negotiation, either Purchaser or the Sellers' Representative may demand arbitration of the matter unless, in the case of any claim for indemnification pursuant to this Article VIII, the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Purchaser and the Sellers' Representative. In the event that within forty-five (45) days after submission of any dispute to arbitration, Purchaser and the Sellers' Representative cannot mutually agree on one arbitrator, Purchaser and the Sellers' Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be conducted in the English language and held in California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

(g) Third-Party Claims. In the event Purchaser becomes aware of a third-party claim which Purchaser reasonably believes may result in a demand against the Escrow Fund, Purchaser shall notify the Sellers' Representative of such claim, and the Sellers' Representative shall be entitled on behalf of the Indemnifying Sellers, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Purchaser shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Sellers' Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Sellers' Representative has consented to any such settlement, the Indemnifying Sellers shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Purchaser against the Escrow Fund with respect to such settlement.

(h) Escrow Costs. Purchaser shall pay the Escrow Agent such fees as are established by the fee schedule attached to the Escrow Agreement, and shall pay all other costs and expenses associated with the establishment and maintenance of the Escrow Fund.

10.03 Sellers' Representative.

(a) Each of the Sellers hereby appoints Mohammad Soleimani its agent and attorney-in-fact with full power of substitution, as the Sellers' Representative for and on behalf of the Sellers, to give and receive notices and communications, to authorize payment to Purchaser of cash from the Escrow Fund in satisfaction of claims by Purchaser, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Sellers' Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Sellers from time to time upon not less than thirty (30) days prior written notice to Purchaser; provided, however, that the Sellers' Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Sellers' Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Sellers' Representative, and the Sellers' Representative shall not receive compensation for its services. Notices or communications to or from the Sellers' Representative shall constitute notice to or from the Indemnifying Sellers.

(b) The Sellers' Representative shall not be liable for any act done or omitted hereunder as the Sellers' Representative while acting in good faith. The Indemnifying Sellers on whose behalf the escrow cash was contributed to the Escrow Fund shall indemnify the Sellers' Representative and hold the Sellers' Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers' Representative and arising out of or in connection with the acceptance or administration of the Sellers' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers' Representative. Except as set forth in Section 10.03(d), after all claims for Losses by Purchaser set forth in Officer's Certificates delivered to the Escrow Agent and the Sellers' Representative has been satisfied, or reserved against, the Sellers' Representative, with the consent of the majority in interest in the Escrow Fund, may recover from the Escrow Fund at the end of the Escrow Period payments not yet paid for any expenses incurred in connection with the Sellers' Representative's representation hereby.

(c) A decision, act, consent or instruction of the Sellers' Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 10.02 and Section 10.03 hereof, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers; and the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of the Sellers. The Escrow Agent and Purchaser are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers' Representative.

(d) Subject to Purchaser's prior claims for indemnification against the Escrow Fund, the Sellers' Representative shall be entitled to receive payment for its reasonable and documented expenses therefrom, prior to any payments to the Indemnifying Sellers.

10.04 Maximum Payments; Remedy. Notwithstanding anything to the contrary set forth in this Article VIII or elsewhere in this Agreement, if the Transactions are consummated the maximum amount the Indemnified Parties may recover from the Sellers pursuant to the indemnity obligations set forth in Section 8.01 hereof shall be limited to the amount in the Escrow Fund; provided, however, that such limitation shall not apply with respect to (i) fraud, (ii) knowing, intentional or willful breaches by the Company or the Sellers of their respective representations, warranties or covenants, or (iii) breaches by the Company or the Sellers of their respective representations and warranties in Sections 2.03, 2.17 and 2.28 hereof, as provided in Section 10.02(a). In no event shall any Seller be personally liable to Purchaser for any amounts in excess of the value of the Purchase Price received by such Seller.

10.05 Losses Net of Insurance, etc. The amount of any loss, liability, cost or expense for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies with respect to such loss, liability, cost or expense and shall be reduced to take account of any net tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such loss, liability, cost or expense. In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified loss, liability, cost or expense, and the Indemnified Party shall be deemed to be subject to tax at the highest effective statutory Federal, state and local corporate income tax rates that could apply to such Indemnified Party or the consolidated group of which it is a member, as applicable, for the relevant period under applicable law. Any indemnity payment hereunder shall be deemed to be an adjustment to the Purchase Price for tax purposes.

                                 ARTICLE XI.

                                 DEFINITIONS

11.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

"Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

"Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent or more of the voting securities of another Person shall be deemed to control that Person.

"Affiliated Group" means any affiliated group within the meaning of Code 1504(a) or any other similar group defined under a similar provision of state, local or foreign law.

"Agreement" has the meaning ascribed to it in the forepart of this Agreement.

"Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

"Assumed Options" has the meaning ascribed to it in Section 1.02(d).

"Basket Amount" has the meaning ascribed to it in Section 10.02(c).

"Benefit Plan" means any Plan established by the Company or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date or at any time within the five year period prior thereto, to which the Company contributes or has contributed, or under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

"Business" means the business conducted by the Company at the Closing.

"Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

"Business or Condition of the Company" means the business, properties, prospects, financial condition or results of operations of the Company.

"Cause" has the meaning ascribed to it in Section 7.03.

"Closing" means the closing of the Transactions.

"Closing Date" has the meaning ascribed to it in Section 1.03.

"COBRA" means the Consolidated Omnibus Budget Reconciliation of 1985, as amended.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Company" has the meaning ascribed to it in the forepart of this Agreement.

"Company Preferred Stock" means the Series A convertible preferred stock, par value $0.001 per share, of the Company.

"Company Common Stock" means the common stock, par value $0.001 per share, of the Company.

"Company Stock Option Plan" means that certain stock option plan adopted by the Company on January 5, 1999.

"Confidential Information" has the meaning ascribed to it in
Section 2.14(d).

"Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

"Disclosure Schedule" has the meaning ascribed to it in Article II.

"Employment Agreements" has the meaning ascribed to it in Section 1.04.

"Employee Seller" has the meaning ascribed to it in Section 7.03.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"Escrow Agent" has the meaning ascribed to it in Section 10.02.

"Escrow Fund" has the meaning ascribed to it in Section 1.03.

"Escrow Period" has the meaning ascribed to it in Section 10.02(b).

"Financial Statement Date" means December 31, 1999.

"Financial Statements" means the consolidated financial statements of the Company delivered to Purchaser pursuant to Section 2.06

"Forfeiture Provision" has the meaning ascribed to it in Section 7.03.

"GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

"Good Reason" has the meaning ascribed to it in Section 7.03.

"Governing Documents" means the certificate or articles of incorporation and the bylaws of an entity.

"Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

"Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

"Indemnified Parties" has the meaning ascribed to it in Section 10.01.

"Indemnifying Sellers" has the meaning ascribed to it in Section 1.03.

"Initial Shares" has the meaning ascribed to it in Section 1.04.

"Intellectual Property" shall have the meaning ascribed to it in
Section 2.14(a).

"IRS" means the United States Internal Revenue Service.

"Knowledge" shall mean (i) with respect to the Company, the actual knowledge of Mohammad Soleimani, Sasan Rostami, Mohsen Moini, and Ali Mohammadian, and with respect to Purchaser, the actual knowledge of Peter
D. Fenner, David L. Robertson, William J. Gallagher, Buck J. Gee,
Michael F. Gordon, Ron Foster, Timothy I. Miller, Paul Gordon and John Pickens and, as applicable, each party's directors, provided that such Persons shall have made reasonable due and diligent inquiry of those employees and contract workers of the Company or Purchaser, as applicable, whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented and (ii) with respect to any Seller, the actual knowledge of such Seller.

"Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

"Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

"Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

"Loss" has the meaning ascribed to it in Section 10.01.

"Material Contract" has the meaning ascribed to it in Section 2.15.

"Milestone Shares" has the meaning ascribed to it in Section 1.04.

"Net Taxes" has the meaning ascribed to it in Section 10.02(a).

"Officer's Certificate" has the meaning ascribed to it in
Section 10.02(d).

"Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

"Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

"Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

"Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and
(iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens is not reasonably likely to materially and adversely affect the Business or Condition of the Company.

"Person" means any natural person, corporation, general partnership, a limited liability company, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

"Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of
Section 3(3) of ERISA.

"PTO" means the United States Patent and Trademark Office.

"Purchase Price" has the meaning ascribed to it in Section 1.02.

"Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

"Purchaser Common Stock" means the common stock, par value $0.001 per share, of Purchaser.

"Purchaser Plans" has the meaning ascribed to it in Section 7.04.

"Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

"Release Shares" has the meaning ascribed to it in Section 7.03(b).

"Remaining Portion" has the meaning ascribed to it in Section 10.02(b).

"Representatives" of any Person shall mean the officers, employees, counsel, accountants, financial advisors, consultants and other representatives of such Person.

"Schedule" means the record delivered to Sellers by Purchaser herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement.

"Securities Act" has the meaning ascribed to it in Section 3.05.

"Sellers" has the meaning ascribed to it in the forepart of this Agreement.

"Sellers' Representative" means Mohammad Soleimani.

"Shares" has the meaning ascribed to it in the forepart of this Agreement.

"Tax" has the meaning ascribed to it in Section 2.08(g).

"Tax Return" has the meaning ascribed to it in Section 2.08(g).

"Termination Event" has the meaning ascribed to it in Section 7.03.

"Transactions" the sale and purchase of the Shares and the transactions contemplated by this Agreement.

                                ARTICLE XII.

                               MISCELLANEOUS

12.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, sent postage prepaid, by registered, certified or express mail or reputable overnight courier service to the parties at the following addresses:

If to Purchaser, to:
Com21, Inc.
750 Tasman Drive
Milpitas, CA 95053
Attn:  Chief Financial Officer
Facsimile No.: (408)  953-9110

with a copy to:

Wilson Sonsini Goodrich & Rosati
One Market
Spear Street Tower
San Francisco, CA 94105
Attn:  Michael S. Dorf, Esq.
Facsimile No.: (415)  947-2099

If to the Company, to:

BitCom, Inc.
20010 Century Blvd.
Suite 101
Germantown, MD 20874
Attn:	President
Facsimile No.:(301) 916-9325

with a copy to:

Shaw Pittman
2300 N Street, NW
Washington D.C.  20037
Attn:  James A. Blalock III
Facsimile No.: (202) 663-8007

If to any Seller, to such Seller's address as set forth on the signature pages hereof.

If to the Sellers' Representative, to:

BitCom, Inc.
20010 Century Blvd.
Suite 101
Germantown, MD 20874
Attn:  Mohammad Soleimani
Facsimile No.:  (301) 916-9325

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section), and (iii) if delivered by express mail or reputable overnight courier service, be deemed given one Business Day after mailing. Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

12.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter.

12.03 Expenses. Whether or not the Transactions are consummated, each party will pay its own costs and expenses, incurred in connection with the negotiation, execution and closing of this Agreement and the Transactions; provided, however, that the Purchaser shall pay up to $60,000 in legal and attorney fees that the Sellers and the Company incur in connection with the negotiation, execution and closing of this Agreement and the Transactions, whether or not the Transactions are consummated. Any such legal and attorney fees so incurred by the Sellers and the Company in excess of $60,000 shall be paid out of the Escrow Fund and shall not be limited by the Basket Amount.

12.04 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative) all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the Transactions, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. The foregoing shall not apply:
(a) if a party is compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the Transactions of Governmental or Regulatory Authorities) or by other requirements of Law;
(b) if confidential information is disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies; or (c) to Purchaser's post-Closing use of documents and information concerning the Company furnished by Sellers hereunder. In the event the Transactions are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the Transactions and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

12.05 Further Assurances; Post-Closing Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

(a) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the 10 day period after such offer is made.

(b) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (a) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Purchaser in accordance with this paragraph shall be held confidential by Purchaser in accordance with Section 10.04.

(c) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or other formal proceeding, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

12.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

12.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

12.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under
Article  VIII.

12.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary of Purchaser, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

12.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

12.12 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against one of the parties in California.

12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                             COM21, INC.
                                             By: /s/ Peter Fenner
                                             Name:   Peter Fenner
                                             Title:  President

                                             BITCOM, INC.
                                             By: /s/ Mohammad Soleimani
                                             Name:   Mohammad Soleimani
                                             Title:  President

                                             SELLERS' REPRESENTATIVE
                                             By: /s/ Mohammad Soleimani
                                             Name:   Mohammad Soleimani

                                             SELLERS
                                             By: /s/ Mohammad Soleimani
                                             Name:   Mohammad Soleimani
                                             Address:3 Carrier Ct., Rockville,
                                             MD 20850

                                             By: /s/ Mohsen Moini
                                             Name:   Mohsen Moini
                                             Address:8922 Blue Snake Dr.,
                                             Gaithersburg, MD  20879

                                             By: /s/ Sasan Rostami
                                             Name:   Sasan Rostami
                                             Address:20429 Cabana Dr.
                                             Germantown, MD  20876

                                             By: /s/ Ali Mohammadian
                                             Name:   Ali Mohammadian
                                             Address:8206 Osage Lane,
                                             Bethesda, MD  20817

                                             By: /s/ Eric Anderson
                                             Name:   Eric Anderson
                                             Address:1471 Eden Dr., Frederick,
                                             MD 21701

                                             By: /s/ Sayed Javed Azhar
                                             Name:   Sayed Javed Azhar
                                             Address:19552 Crystal Rock Dr.#2
                                             Germantown, MD  20874

                                             By: /s/ Ronald E. Boschini
                                             Name:   Ronald E. Boschini
                                             Address:20012 Sweetgum Cr. #34
                                             Germantown, MD  20874

                                             By: /s/ Kuei-Te Chang
                                             Name:   Kuei-Te Chang
                                             Address:12618 Lloydminster Dr.
                                             Gaithersburg, MD  20878

                                             By: /s/ Randy Drago
                                             Name:   Randy Drago
                                             Address:443 Bostwick Ln.,
                                             Gaithersburg, MD  20878

                                             By: /s/ Robert L. Duke
                                             Name: Robert L. Duke
                                             Address: 2020 Coachman Run Rd.
                                             Martinsburg, WV  25401

                                             By: /s/ Nadia Kamangar
                                             Name:   Nadia Kamangar
                                             Address:19702 Crested Iris Way
                                             Montgomery Village, MD  20886

                                             By: /s/ Pradeep Kaul
                                             Name:   Pradeep Kaul
                                             Address:13401 Esworthy Rd.
                                             Darvestown, MD  20878

                                             By: /s/ Steven H. Lee
                                             Name:   Steven H. Lee
                                             Address:18407 Lost Knife Circle,
                                             Apt. 304
                                             Gaithersburg, MD  20886

                                             By: /s/ Ashfagh H. Quargishi
                                             Name:   Ashfagh H. Quargishi
                                             Address:12013 Bayswater Rd.
                                             Gaithersburg, MD  20877

                                             By: /s/ Tom Scholl
                                             Name:   Tom Scholl
                                             Address:6 Rolling Knoll Ct.
                                             Gaithersburg, MD  20877

                                             By: /s/ David Summers
                                             Name:   David Summers
                                             Address:34 Harmony Hall Rd.
                                             Gaithersburg, MD  20877

                                             By: /s/ Mehmood Syed
                                             Name:   Mehmood Syed
                                             Address:379 W. Side, #202
                                             Gaithersburg, MD  20878

                                             By:  /s/ Steven Wentling
                                             Name:    Steven Wentling
                                             Address: 13001 Pickering Dr.
                                             Germantown, MD  2087



                                 EXHIBIT 1.04
                          PERFORMANCE MILESTONES

A.	Distribution of Milestone Shares

	(1)	In the event the Company shall complete the First Milestone (as such term is defined below) within six (6) months after the Closing Date, Purchaser shall issue an aggregate of 35,000 Milestone Shares to those employees listed on Schedule 4 in accordance with the pro rata allocation set forth in Schedule 4.

	(2)	In the event the Company shall complete the Second Milestone
(as such term is defined below) within eight (8) months after the Closing Date, Purchaser shall issue an aggregate of 10,000 Milestone Shares to those employees listed on Schedule 4 in accordance with the pro rata allocation set forth in Schedule 4.

	(3)	 In the event the Company shall complete the Third Milestone
(as such term is defined below) within nine (9) months after the Closing Date, Purchaser shall issue an aggregate of 5,000 Milestone Shares to those employees listed on Schedule 4 in accordance with the pro rata allocation set forth in Schedule 4.

B.	Definition of Milestones

		(1)	"First Milestone" shall mean the production of a cost reduced
ComUNITY Modem, which encompasses the following:

			(a)	The work involves replacing (a) the current Com21 tuner
with a standard Temic tuner, (b) replacing the Broadcom 3116 and Broadcom
3037 devices with a single mod/demod Broadcom 3124 part and (c) two Flash devices with a single device, which has the same memory size of the two combined devices.

			(b)	The deliverable shall be a pilot released modem containing
fully complete software.  This modem shall have completed full DVT and shall meet the criteria of any SWQA test acceptance plan.  The test plan shall specify the basic features of inter-operability and stability that must be met before the modem will be subject to full scale SWQA testing.
The test plan criteria shall include the ability to (i) fully acquire to a ComUNITY HCX, (ii) pass ethernet traffic for 24 hours with less than 1%
loss, (iii) support access to all management data defined in the Com21 cable modem MIB, operate within the RF parameters defined by the DOCSIS specifications , (v) search and lock on to a downstream signal, "fresh from the box", within 125% of the time of the current ComPORT; and (vi)
continue a downstream search and acquire a HCX after previously locking on the downstream of another HCX but failing to fully acquire such HCX, within 125% of the time of the current ComPORT.

			(c)	The deliverable described in (b) above must meet the
environmental criteria of the current ComPORT.  The Company shall deliver
2 such deliverables within six (6) months after the Closing Date.  No external plastic is required for delivery of this deliverable.

		(2)	"Second Milestone" shall mean the design and production of an
ATM Switch, which encompasses the following:

			(a)	The work involves the design of an ATM25/155 Switch which
shall replace the current Virata Switch used in the ComController.  This switch shall be a unit which provides 12 ATM25 and ATM 155 (electrical basis) ports and the expansion capability to support the addition of 12 more ATM25 ports.  This switch must be no larger than the form factor of the current Virata Switch.

			(b)	The deliverable shall be a pilot released basic switch
unit containing fully complete software.  The switch shall complete a full DVT and meet the criteria of an SWQA test acceptance test plan.
Such test plan shall specify the basic features of inter-operability and stability that must be met before the switch will be subject to full scale SWQA testing.  The test shall include the ability to (i) initialize a ComController including full download of all card images which should be done in no more time than the current ComController initialization,
(ii) acquire 10ComPORT's spread across multiple RX cards, (iii) pass ethernet traffic for 24 hours with less than 1% traffic loss via multiple modems, (iv) pass traffic downstream at the TX line rate, which is approximately 24 Mbps and will be shared across at least 3 modems, (v)
pass line rate upstream traffic on 6 RX cards simultaneously and (vi)
successfully initialize the system at least 10 times within 100 minutes.

			(c)	The Company shall deliver 2 such deliverables within eight
(8) months after the Closing Date.

	(3)	"Third Milestone" shall mean a fully functional expansion unit for the deliverable described in clause (2) above. Such expansion unit must past an acceptance test within nine (9) months after the Closing
Date.

C.	Satisfaction of Milestones

	The completion of each Milestone is subject to the reasonable satisfaction of Purchaser in accordance with the technical specifications set forth in this Exhibit 1.04. In the event after good faith negotiations Purchaser and the Sellers' Representative cannot resolve a dispute regarding whether their is satisfactory completion of a Milestone, such dispute shall be subject to arbitration in accordance with the procedures set forth in Section 10.02(f) of this Agreement.


                                  EXHIBIT  A
                  EMPLOYMENT AND NON-COMPETITION AGREEMENT

This Agreement is entered into as of June 22, 2000 by and between Com21, Inc., a Delaware corporation ("Purchaser"), and [___________] (the "Employee"). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Stock Purchase Agreement (as such term is defined below).
RECITALS

A.	BitCom, Inc. ("Company"), a Delaware corporation, the stockholders of the Company listed on Schedule 1 to the Stock Purchase Agreement ("Sellers"), and Mohammad Soleimani, as Sellers' Representative, and Purchaser have entered into a Stock Purchase Agreement, dated as of June 22, 2000 (the "Stock Purchase Agreement"), providing for the acquisition of all the outstanding shares of Company Common Stock (the "Stock Purchase").

B.  	Pursuant to the terms and conditions, and subject to the
representations and warranties, of the Stock Purchase Agreement, Purchaser and the Employee wish to enter into an employment relationship on the terms and conditions contained in this Agreement.

C.  	The Company and Purchaser have spent significant time, effort and money to develop certain Proprietary Information (as defined in Section 11 herein), which Purchaser considers vital to its business and goodwill after the Closing Date. The Proprietary Information will necessarily be communicated to or acquired by Employee in the course of his employment with Purchaser, and Purchaser desires to protect its Proprietary Information and goodwill after the Closing.

D.  	Immediately prior to the Closing, the Employee was an employee of the Company and has been actively involved in the development and marketing of the Company's business. In connection with the Stock Purchase, Purchaser will acquire all of Employee's shares of Company Common Stock. To preserve and protect the assets of the Company, including the Company's goodwill and customers of which the Employee has, and will have, in his role as an employee of Purchaser, significant knowledge and insights, and to preserve and protect the Company's goodwill and business interests going forward, and to induce Purchaser to enter into the Stock Purchase Agreement, the Employee and Purchaser enter into this Agreement.

NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, the Employee and Purchaser agree as follows:

1.	Duties and Scope of Employment.  As of the Closing, Employee will serve in the same capacity held immediately prior to the Closing and shall report to the same supervisor to whom the Employee reported immediately prior to Closing (unless such supervisor is not an employee of the Purchaser after Closing). Employee shall have the same duties and responsibilities held immediately prior to the Closing.

2.	At-Will Employment.  The parties agree that Employee's employment with Purchaser will be "at-will" employment and may be terminated at any time with or without cause or notice. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from Purchaser give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with Purchaser.

3.	Place of Performance.  During the term of the Agreement, unless otherwise agreed to in writing by Employee, the services provided by Employee to the Purchaser shall be carried out at the current principal Employee offices of the Company in Maryland, or in the Company's principal Employee offices after the Closing.

4.	Base Salary.  During the period of the Employee's employment hereunder, Purchaser shall pay to the Employee a base salary at a rate of not less than _____________________ ($_________) per annum in equal installments as nearly as practicable on the normal payroll periods for employees of Purchaser generally (the "Base Salary"), minus such deductions which may be required by law. The Base Salary may be increased from time to time as determined by the Purchaser, and if so increased, shall not thereafter during the term of employment be decreased, except for material changes in the status and/or responsibilities of the Employee including but not limited to a decrease from full-time to part-time status and a material decrease in the responsibilities and duties of the Employee.

5.	Restricted Stock.  As soon as reasonably practicable after the
Closing, Purchaser will grant Employee the right to acquire [_______] restricted shares of the Purchaser's Common Stock (the "Restricted Stock"). If Employee ceases to provide full-time services to the Purchaser or Company, as applicable, as an officer, employee or consultant (a "Termination Event"), Employee shall forfeit to Purchaser and the Purchaser shall reacquire: (i) 100% of the shares subject to the Restricted Stock if the Termination Event occurs prior to the first (1st) anniversary of the Closing Date, (ii) 66.67% of the shares subject to the Restricted Stock if the Termination Event occurs on or after the first
(1st) anniversary of the Closing Date but prior to the second (2nd) anniversary of the Closing Date, or (iii) 33.33% of the shares subject to the Restricted Stock if the Termination Event occurs on or after the second (2nd) anniversary of the Closing Date but prior to the third (3rd) anniversary of the Closing Date. Notwithstanding the foregoing, any of the following events shall not constitute a Termination Event: (i) any termination by the Purchaser or Company of Employee's services other than for Cause (as defined below), (ii) any termination or material interruption of Employee's services resulting from the death or physical disability of Employee, or (iii) the voluntary termination by Employee of his services for Good Reason (as defined below).

	For purposes of this Agreement, "Cause" is defined as (i) any act of personal dishonesty taken by Employee in connection with his responsibilities as an officer, employee or consultant of the Purchaser or Company, as applicable, which is intended to result in substantial personal enrichment of Employee, (ii) Employee's conviction of, or plea of nolo contendre to, a felony which the Board of Directors of the Purchaser or Company reasonably believes has had or will have a material detrimental effect on the Purchaser's or Company's reputation or business, (iii) a willful act by Employee which constitutes gross misconduct and is injurious to the Purchaser or Company, or (iv) continued violations by Employee of his obligations to Purchaser under this Agreement after there has been delivered to Employee a written demand for performance from the Purchaser or Company which describes the basis for the Purchaser's or Company's belief that Employee has not substantially performed such obligations.

	For purposes of this Agreement, "Good Reason" shall mean Employee's termination of employment as a result of: (i) a material breach by Purchaser of this Agreement, (ii) any assignment to Employee of any duties materially inconsistent with the duties he and Purchaser have agreed in writing to be associated with Employee's position, or (iii) a material reduction in Employee's compensation or benefits pursuant to this Agreement.

	In all other respects, the Restricted Stock shall be subject to the terms, definitions and provisions of the Stock Purchase Agreement and the restricted stock award agreement by and between Employee and the Purchaser, which document is incorporated herein by reference.

6.	Milestone Shares.  In addition to the Restricted Stock, Employee shall be eligible to receive up to [________] shares of the Purchaser's Common Stock upon the satisfaction of certain performance targets related to the Company after the Closing to be mutually determined by Purchaser and Sellers' Representative (the "Milestone Shares"), issued pursuant to the Purchaser's 1998 Stock Incentive Plan. The Milestone Shares, if issued, shall be fully vested and shall not be subject to any risk of forfeiture or restrictions on transfer (other than those required by law).

7.	Existing Stock Options.  On the Closing Date, each outstanding option to purchase Company Common Stock held by Employee, whether or not vested, shall be assumed by Purchaser in accordance with the terms and conditions of the Stock Purchase Agreement.

8.	Employee Benefits.  Employee shall be entitled to participate in the employee benefit plans and programs of Purchaser to the extent that the Employee eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. Purchaser shall not make any changes in such plans and arrangements which would adversely affect the Employee's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all employees of Purchaser and does not result in a proportionately greater reduction in the rights of or benefits to the Employee as compared with any other employees of similar stature of Purchaser.

9.	Vacation.  Employee will be entitled to paid vacation in accordance with Purchaser's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

10.	Expenses.  Purchaser will reimburse Employee for reasonable travel or other expenses incurred by the Employee in connection with the performance of the Employee's duties hereunder, in accordance with Purchaser's expense reimbursement policy as in effect from time to time.

11.	Termination of Employment.  If the Employee's employment with
Purchaser terminates at any time and for any reason, then (i) all vesting of any equity awards made by Purchaser to the Employee will immediately terminate, except as provided for in Section 5 of this Agreement, (ii) all payments of compensation by Purchaser to the Employee hereunder will immediately terminate (except as to amounts already earned), and (iii) the Employee shall not be entitled to receive any severance or other benefits hereunder except to the extent provided by Section 5 of this Agreement and applicable law. The Employee hereby acknowledges that the provisions set forth in Sections 11, 12 and 13 shall remain in full force in accordance with their respective terms after any termination of employment.

12.	Confidentiality. At all times during and after employment, the
Employee shall not disclose to any third party nor use for any purpose other than for work for Purchaser and its subsidiaries (a) any confidential or proprietary technical, financial, marketing or distribution of other technical or business information or trade secrets of Purchaser and any of its subsidiaries (including the Company), including without limitation, concepts, techniques, processes, methods, systems, designs, cost data, computer programs, formulas, development or experimental work, work in progress, customer and suppliers, (b) any information Purchaser and any of its subsidiaries (including the Company) receive from others whereby Purchaser and/or its subsidiaries (including the Company) is obligated to treat as confidential or proprietary or (c) any confidential or proprietary information which is circulated within Purchaser or its subsidiaries (including the Company) via an internal email system or otherwise (collectively, the "Proprietary Information"). The Employee also shall not disclose any confidential information inside Purchaser except on a "need to know" basis.

13.	Assignment of Inventions.  The Employee hereby acknowledges and agrees to be bound by the provisions set forth on Exhibit 1 attached hereto concerning the assignment of inventions. Such provisions are hereby incorporated by reference and made part of this Agreement.

14.	Non-Competition and Non-Solicitation.

	(a)	Beginning on the Closing Date and ending on the first (1st)
anniversary of the Employee's termination of employment with Purchaser or any of its subsidiaries (the "Non-Compete Period"), the Employee shall not, other than on behalf of Purchaser, directly or indirectly, without the prior written consent of Purchaser,

		(i)	engage in the "Geographic Area" (as defined below) as an
employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise of;

		(ii)	have any ownership interest in (except for passive
ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934 or the securities laws of any other jurisdiction); or

		(iii)	participate in the financing, operation, management
or control of, any firm, partnership, corporation, entity or business that engages or participates in a "competing business purpose." The term "competing business purpose" shall mean any business which Purchaser or any of its subsidiaries (including the Company) is engaged in as of the date of the Employee's termination. The parties herby acknowledge that Purchaser as of this date hereof is engaged in cable modem systems (both customer premises equipment and head-end units), wireless MMDS extensions of cable moden systems and equipment intended for delivery of telephonic, high speed date and internet access over CATV and HFC (Hybrid-Fiber Coax) infrastructures.

	(b)	During the Non-Compete Period, the Employee shall not, directly or indirectly, without the prior written consent of Purchaser, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or customer of Purchaser or its subsidiaries to terminate his or her employment with or customer relationship to Purchaser or its subsidiaries.

	(c)	The Geographic Area shall mean anywhere in the United States where Purchaser or any of its subsidiaries (including the Company) conducts business.

	(d)	The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

	(e)	The Employee also acknowledges that the limitations of time, geography, and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) Purchaser and the Company are engaged in a highly competitive industry, (ii) the Employee is receiving significant compensation in connection with the Merger and (iii) in the event the Employee's employment with Purchaser ended, the Employee would be able to obtain suitable and satisfactory employment without violation of this Agreement.

	(f)	The Employee agrees that it would be difficult to measure and calculate Purchaser's damages from any breach of the covenants set forth in this Section or Section 12. Accordingly, the Employee agrees that if it is determined, pursuant to Section 18, that there has been a material breach of any provision of this Section or Section 12, Purchaser will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction in the State of Maryland restraining such breach and to specific performance of any such provision of this Agreement.

15.	Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Employee upon the Employee's death and (b) any successor of Purchaser. Any such successor of Purchaser will be deemed substituted for Purchaser under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of Purchaser. None of the rights of the Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Employee's right to compensation or other benefits will be null and void.

16.	Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) five (5) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to Purchaser:

		Com21, Inc.
		750 Tasman Drive
		Milpitas, CA 95053
		Attention:  President

If to the Employee:

at the last residential address known by the Company.

17.	Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

18.	Arbitration.

	(a)	The Employee and Purchaser agree that any dispute or
controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration conducted by a certified member of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. The judgment of the arbitrator may be entered in a court of competent jurisdiction in the State of Maryland.

	(b)	At the request of either party, the arbitration proceedings
pursuant hereto will be conducted confidentially. In such case all documents, testimony and records shall be received, heard and maintained by the arbitrator in confidence under seal, available for inspection only by the arbitrator, the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence.

	(c)	The arbitrator shall apply the laws of the State of Maryland to the merits of any dispute or claim, without reference to rules of conflicts of law.

	(d)	The arbitrator shall determine how all expenses related to the arbitration shall be paid, including without limitation, the respective expenses (including reasonable attorneys' fees) of each party and the fees of the arbitrator.

	(e)	THE EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH
DISCUSSES ARBITRATION. THE EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EMPLOYEE'S RIGHT TO A JURY TRIAL (EVEN IF ARBITRATION IS PROHIBITED UNDER APPLICABLE LAWS) AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO THIS AGREEMENT.

19.	Integration.  This Agreement, together with any other documents incorporated herein by reference, represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. The Employee acknowledges and agrees that this Agreement replaces in their entirety any written or oral employment agreement, offer letter or other compensatory or severance agreement previously in effect between Purchaser and the Employee. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

20.	Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

21.	Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

22.	Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

23.	Effective Date; Termination of Agreement.  This Agreement shall be effective upon the Closing of the Stock Purchase pursuant to the Stock Purchase Agreement. In the event the Company, Sellers and Purchaser terminate the Stock Purchase Agreement in accordance with Article VIII of the Stock Purchase Agreement, this Agreement shall be null, void and with no effect.

24.	Governing Law.  This Agreement will be governed by the laws of the
State of Maryland without giving effect to any choice or conflict of law provisions or rules.

25.	Acknowledgment.  The Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

26.	Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.



IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COM21, INC.


By:                                             Date:
        ____________________                         ____________________
Title:
        ____________________


EMPLOYEE
                                                Date:
____________________________                         ____________________

[Name]



















                   [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]



                                  Exhibit 1

Assignment of Inventions

For purposes of the provisions set forth below, the term "Purchaser" shall mean Com21, Inc. and any of its subsidiaries, including the Company.

1.	The Employee shall (a) make prompt and full disclosure to Purchaser,
(b) hold in trust for the sole benefit of Purchaser, and (c) assign exclusively to Purchaser all his rights, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein
"Inventions") that the Employee, solely or jointly, may conceive, develop, or reduce to practice while the Employee is engaged in activities on behalf of Purchaser. The Employee further acknowledge that all original works of authorship which are made by him (solely or jointly with others) within the scope of and during the period of his employment with Purchaser and which are protected by copyright are "works made for hire," as that term is defined in the United States Copyright Act. The Employee shall not incorporate any invention, original work of authorship, development, concept, improvement, or trade secret owned, in whole or in part, by any third party, into any Invention without Purchaser's prior written permission. The Employee hereby waives and quitclaims to Purchaser any and all claims of any nature whatsoever that the Employee now or hereafter may have for infringement of any patent resulting from any patent applications for any Inventions so assigned to Purchaser. The Employee shall assign to Purchaser or its designee all of his rights, title and interest in and any and all Inventions full title to which may be required to be in the United States by any contract between Purchaser and the United States or any of its agencies.

2.	The Employee's obligation to assign, as set forth above, shall not apply to any Invention that:

	(a)	it was developed entirely on his own time;

	(b)	no equipment, supplies, facility, or trade secret information of Purchaser was used in its development; and

	(c)	it does not relate directly to the business of Purchaser; and

	(d)	it does not result from any work performed by the Employee for
Purchaser.

3. Attached hereto is list describing all inventions belonging to the Employee and made by the Employee prior to his employment at Purchaser which are hereby excluded from this Agreement (the "Employee Inventions"). If no such list is attached, the Employee hereby represents that there are no Employee Inventions. If in the course of employment at Purchaser, the Employee shall use in or incorporate into a Company product, process, or machine, an Employee Invention, Purchaser is hereby granted and shall have an exclusive royalty-free, irrevocable, worldwide license to make, have made, use and sell such Employee Invention without restriction as to the extent of the Employee's ownership or interest.

4. The Employee agrees to assist Purchaser, or its designee, at Purchaser's expense, in every proper way to secure Purchaser's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries. The Employee will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement. If, because of the Employee's mental or physical incapacity or for any other reason whatsoever, Purchaser is unable to secure the Employee's signature to apply for or to pursue any application for any United States or foreign patent or copyright covering inventions assigned to Purchaser as stated above, the Employee hereby irrevocably designates and appoints Purchaser and its duly authorized officers and agents as his agent and attorney in fact, to act for the Employee and in his behalf and to execute and file any such applications and to all other lawfully permitted acts to further the prosecution and issuance of United States and foreign patents and copyrights thereon with the same legal force and effect as if executed by the Employee. The Employee shall testify at Purchaser's request and expense in any interference, litigation, or other legal proceeding that may arise during or after his employment in connection with any Invention.



                               EXHIBIT  B-1

                       FORM OF OPINION OF SHAW PITTMAN

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to operate, own and lease its properties and carry on its business as now conducted. The Company is duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in each jurisdiction where the properties owned or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary. To our knowledge, the Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws, as both are amended through the date hereof.

(b) To our knowledge, the Company currently does not, directly or indirectly, own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, nor has the Company ever, directly or indirectly, owned such interests.

(c) The authorized capital stock of the Company consists of 4,000,000 shares of Common Stock, $0.001 par value per share, of which to our knowledge 1,250,000 Shares have been issued and are outstanding on the date hereof, and 1,000,000 shares of preferred stock, $0.001 par value per share, to our knowledge no shares of which have been issued.
To our knowledge, there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of the date hereof under the Company Stock Option Plan. Except as set forth in Schedule 1 to the Stock Purchase Agreement, to our knowledge there are no outstanding options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(d) All of the Shares (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) to our knowledge are free of any liens or encumbrances (other than any liens or encumbrances created by the holder thereof), (iii) were issued in compliance with all applicable Federal and state securities laws and (iv) are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of the Company, or to our knowledge, any agreement to which the Company is a party or by which it is bound.

(e) The Company has all requisite corporate power and authority to enter into the Stock Purchase Agreement and other agreements contemplated by the Stock Purchase Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Stock Purchase Agreement and other agreements contemplated by the Stock Purchase Agreement and the consummation of the transactions contemplated thereby has been duly authorized by all necessary corporate action on the part of the Company. The Stock Purchase Agreement and other agreements contemplated by the Stock Purchase Agreement have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, each enforceable against the Company in accordance with their respective terms.

(f) The execution and delivery by the Company of the Stock Purchase Agreement and the agreements contemplated by the Stock Purchase Agreement does not, and the performance by the Company of its obligations thereunder will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of the Company, as amended, or
(ii) any Material Contract, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets except, in the case of clause
(ii), for any such conflict, violation, default, termination, cancellation, acceleration or loss which is set forth on the Disclosure Schedule.

(g) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of the Stock Purchase Agreement and other agreements contemplated by the Stock Purchase Agreement or the consummation of the transactions contemplated thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and as may be required by the by-laws, rules, regulations or policies of NASDAQ; and (ii) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not prevent, or materially alter or delay any of the transactions contemplated by the Stock Purchase Agreement and other agreements contemplated by the Stock Purchase Agreement.

(h) Except as set forth in the Disclosure Schedule, to our knowledge, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened, against the Company or any of its properties or officers or directors (in their capacities as such). To our knowledge, there is no judgment, decree or order against the Company or any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by the Stock Purchase Agreement and other agreements contemplated by the Stock Purchase Agreement, or that could be reasonably likely to have a material adverse effect on the Business or Condition of the Company.

(i) The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company's business or the holding of any such interest ((i) and (ii) herein collectively called "the Company Authorizations"), and all of such the Company Authorizations are in full force and effect, expect where the failure to obtain or have any such the Company Authorizations could not reasonably expected to have a material adverse effect on the Business or Condition of the Company.


                                EXHIBIT B-2

                      FORM OF OPINION OF WILSON SONSINI

1. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the corporate power to own its properties and to carry on its business as currently conducted.

2. The shares of Purchaser Common Stock which constitute the Initial Shares and Milestone Shares, if any, have been duly authorized and, upon consummation of the Transactions (in the case of the shares of Purchaser Common Stock constituting the Initial Shares), or the satisfaction of the applicable conditions entitling the recipients thereof to receive any payment of Milestone Shares (in the case of the shares of Purchaser Common Stock constituting any Milestone Shares), will be validly issued, fully paid and nonassessable.

3.	Purchaser has all requisite power and authority to enter into the
Purchase Agreement and to consummate the Transactions. The execution and delivery of the Purchase Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Purchaser, and no further action is required on the part of Purchaser to authorize the Purchase Agreement and the Transactions. The Purchase Agreement has been duly executed and delivered by Purchaser and assuming the due authorization, execution and delivery by the Company and the Sellers, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.      The execution and delivery by Purchaser of the Purchase
Agreement, and the consummation of the Transactions, will not conflict with any provision of the Amended and Restated Articles of Incorporation and bylaws of Purchaser


                                 EXHIBIT  C

                              ESCROW AGREEMENT

This Escrow Agreement is made as of this 6th day of July, 2000, by and among State Street Bank and Trust Company of California, N.A. ("Escrow Agent"), Com21, Inc., a Delaware corporation ("Purchaser"), and Mohammad Soleimani as representative of the former stockholders (the "Sellers' Representative") of BitCom, Inc., a Delaware corporation (the "Company").

                                 RECITALS

A. This Agreement is entered into in connection with the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of June 22, 2000, by and among Purchaser, the Company, each of the shareholders of the Company listed on Schedule 1 to the Stock Purchase Agreement (each, a "Seller", and collectively, the "Sellers"), and the Sellers' Representative, pursuant to which Purchaser will acquire all of the Sellers' Shares from the Sellers. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement, a copy of which is attached hereto as Annex A.

B. Section 1.03 and 8.02 of the Stock Purchase Agreement provide that an amount of cash equal to four hundred thousand dollars ($400,000) will be withheld from the Purchase Price otherwise payable to Mohammad Soleimani, Sasan Rostami, Mohsen Moini and Ali Mohammadian (the "Indemnifying Sellers") and will be held in escrow to compensate Purchaser for certain indemnification obligations of the Indemnifying Sellers.

C. The Sellers' Representative has been constituted as representative for and on behalf of the Sellers to undertake certain obligations specified in Article VIII of the Stock Purchase Agreement ("Article VIII").

D. The parties hereto desire to set forth further terms and conditions in addition to those set forth in Article VIII relating to the operation of the Escrow Fund.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

1.	Escrow and Escrow Fund.

	(a)	Pursuant to Article VIII of the Stock Purchase Agreement,
Purchaser shall deposit in escrow with the Escrow Agent, as escrow agent, as soon as reasonably practicable after the Closing of the Stock Purchase, the Escrow Fund, which shall be registered in the name of, and be deposited with the Escrow Agent and shall be governed by the terms set forth herein and in the Stock Purchase Agreement.

	(b)	The Escrow Fund shall be held and distributed by the Escrow
Agent in accordance with the terms and conditions of Article VIII of the Stock Purchase Agreement and this Agreement. The amount withheld from the Purchase Price otherwise payable to each Indemnifying Seller and deposited in the Escrow Fund, the percentage interest of each Indemnifying Seller in the Escrow Fund, the address of each Indemnifying Seller and the taxpayer identification number of each Indemnifying Seller are set forth in Annex B attached hereto.

	(c)	Upon receipt by the Escrow Agent of an Officer's Certificate of
Purchaser (i) stating that such certificate is being delivered pursuant to Section 10.03 of the Stock Purchase Agreement (ii) setting forth legal and attorney fees incurred by the Sellers and the Company in excess of $50,000 and (iii) stating that a copy of such certificate has been delivered to Sellers' Representative, the Escrow Agent (and the other parties hereto) shall treat such Officer's Certificate as if it were a claim for indemnification made pursuant to Section 8.02(d) of the Stock Purchase Agreement. The Sellers' Representative may object to such
Officer's Certificate pursuant to Section 8.02(e) of the Stock Purchase
Agreement.

2.	Rights and Obligations of the Parties.  The Escrow Agent shall be entitled to such rights and shall perform such duties of the Escrow Agent as set forth herein and in Article VIII of the Stock Purchase Agreement (collectively, the "Duties"), in accordance with the terms and conditions of this Agreement and Article VIII. Purchaser, the Company and the Sellers' Representative shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein and in Article VIII, in accordance with the terms hereof and thereof. In the event that the terms of this Agreement conflict in any way with the provisions of Article VIII, Article VIII shall control.

3.	Escrow Period.  The Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., local time at the office of the Escrow Agent, on the first anniversary of the Closing Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, subject to the provisions of Article VIII of the Stock Purchase Agreement, is necessary to satisfy any then pending and unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. Purchaser shall deliver to the Escrow Agent a certificate specifying the Closing Date. Unless and until the Escrow Agent receives an Officer's Certificate prior to the termination of the Escrow Period specifying the existence of any pending and unsatisfied claims, the Escrow Agent may assume without inquiry that the Escrow Period will terminate on the first anniversary of the Closing Date.

4.	Duties of Escrow Agent.  In addition to the Duties set forth in
Article VIII of the Stock Purchase Agreement, the Duties of the Escrow Agent shall include the following:

	(a)	The Escrow Agent shall hold and safeguard the Escrow Fund
during the Escrow Period, shall treat such Escrow Fund as a trust fund in accordance with the terms of this Agreement and Article VIII and not as the property of Purchaser, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. Except as otherwise specifically provided herein, the Escrow Agent's duty to distribute the Escrow Fund (or any portion thereof) shall be triggered only by its receipt of joint instructions from Purchaser and the Sellers' Representative. Unless and until it receives such instructions, the Escrow Agent need not distribute the Escrow Fund (or any portion thereof) nor verify whether certain events have occurred that require it to distribute the Escrow Fund (or any portion thereof).

	(b)	Promptly following termination of the Escrow Period as set
forth in Section 3 hereof, the Escrow Agent shall transfer to the Sellers' Representative the amount of cash in the Escrow Fund in excess of the amount of such Escrow Fund (as set forth in a certificate of the Purchaser) as being sufficient to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow
Period. As soon as all such claims have been resolved, as provided in a joint certificate executed by the Purchaser and Sellers' Representative, the Escrow Agent shall deliver to such Sellers' Representative for distribution to the Indemnifying Sellers all of the cash remaining in the Escrow Fund and not required to satisfy such claims and expenses. Each Indemnifying Seller shall receive that amount of cash equivalent to such Indemnifying Seller's percentage interest in the Escrow Fund as set forth in Annex B hereto. The Escrow Agent need not inquire into whether each Indemnifying Seller has received its percentage interest in the Escrow Fund. The Escrow Agent shall have satisfied its duty to distribute the Escrow Fund upon delivery of the Escrow Fund to the Sellers' Representative.

5.	Investment of Escrow Fund; Interest on Escrow Fund.  The Escrow
Agent shall invest the Escrow Fund in the SSgA U.S. Treasury Money Market Fund, which is a money market mutual fund established under the Investment Company Act of 1940, the principal of which is invested in obligations of or guaranteed by the United States Government. All payments of interest and other amounts received by the Escrow Agent in respect of the Escrow Fund shall promptly be added to the Escrow Fund and become a part thereof and shall be allocated to each Indemnifying Seller in accordance with their percentage interests as set forth in Annex B.

6.	Exculpatory Provisions.

	(a)	The Escrow Agent shall be obligated only for the performance of such Duties as are specifically set forth herein and in Article VIII of the Stock Purchase Agreement and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for forgeries or false impersonations. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent except for gross negligence or willful misconduct. The Escrow Agent shall, in no case or event be liable for any representations or warranties of the Company or Purchaser or for indirect, punitive, special, incidental or consequential damages. Any act done or omitted pursuant to the advice or opinion of counsel shall be conclusive evidence of the good faith of the Escrow Agent.

	(b)	The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or arbitrations as provided in Section 8.02(f) of the Stock Purchase Agreement, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or rulings of any arbitrators. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or such ruling of any arbitrator, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, decree or arbitrators' ruling being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

	(c)	The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for thereunder. Unless and until the Escrow Agent shall receive a certificate setting forth the name of a successor Sellers' Representative, the Escrow Agent may assume without inquiry that no successor has been appointed and that the last Sellers' Representative of which it has actual knowledge remains in that capacity.

	(d)	The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to the Agreement or any documents deposited with the Escrow Agent.

7.	Alteration of Duties.  The Duties may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

8.	Resignation and Removal of the Escrow Agent.  The Escrow Agent may
resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days' prior written notice to each of Purchaser and the Sellers' Representative, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Purchaser and the Sellers' Representative may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the laws of the United States of America or of the State of California having (or if such bank or trust company is a member of a bank company, its bank holding company shall have) a combined capital and surplus of not less than $50,000,000, shall be appointed by the Sellers' Representative with the approval of Purchaser, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to Purchaser and the Sellers' Representative a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the escrow agent hereunder and shall be entitled to receive the Escrow Fund.

9.	Further Instruments.  If the Escrow Agent reasonably requires other or further instruments in connection with performance of the Duties, the necessary parties hereto shall join in furnishing such instruments.

10.	Disputes.  It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the terms hereof and of Article VIII.

11.	Escrow Fees and Expenses.  Purchaser shall pay the Escrow Agent such fees as are established by the Fee Schedule attached hereto as Annex C.

12.	Indemnification.  In consideration of the Escrow Agent's acceptance of this appointment, Purchaser and the Sellers' Representative, on behalf of the Sellers and not individually, jointly and severally, agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted such appointment or in carrying out the terms hereof and of Article VIII, and to reimburse the Escrow Agent for all its costs and expenses, including, among other things, counsel fees and expenses, reasonably incurred by reason of any matter as to which an indemnity is paid; provided, however, that no indemnity need be paid in case of the Escrow Agent's gross negligence, willful misconduct or breach of this Agreement.

13.	General.
	(a)	Any notice given hereunder shall be in writing and shall be
deemed effective upon the earlier of personal delivery or the third day after mailing by certified or registered mail, postage prepaid as follows:

To Purchaser:

Com21, Inc.
750 Tasman Drive
Milpitas, CA 95053
Attn: Chief Financial Officer
Telephone:  (408) 953-9110
Facsimile No.: (408) 953-9110

With a copy to:

Wilson Sonsini Goodrich & Rosati
One Market
Spear Street Tower
San Francisco, CA 94105
Attention:  Michael S. Dorf, Esq.
Telephone:  (415) 947-2000
Facsimile No.:  (415) 947-2099

To Sellers' Representative:

Mohammad Soleimani
c/o BitCom, Inc.
20010 Century Blvd. Suite 101
Germantown, MD  20874
Telephone:  (301) 916-9300
Facsimile:  (301) 916-9325

With a copy to:

Shaw Pittman
2300 N Street, NW
Washington D.C.  20037
Attn:  James A. Blalock III
Facsimile No.: (202) 663-8007

To the Escrow Agent:

State Street Bank and Trust Company of California, N.A.
633 West Fifth Street, 12th Floor
Los Angeles, CA  90071
Telephone:  (213) 362-7338
Facsimile:  (213) 362-7357

	Attention: 	Corporate Trust Administration
                          (Com21/BitCom 2000 Escrow)

or to such other address as any party may have furnished in writing to the other parties in the manner provided above. Any notice addressed to the Escrow Agent shall be effective only upon receipt. If any Officer's Certificate, objection thereto or other document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that such document was received by such other person on the date on which the Escrow Agent received it.

	(b)	The Officer's Certificate as defined in Article VIII may be
signed by the President, Vice President or Chief Financial Officer of
Purchaser.

        (c) The captions in this Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Escrow Agreement.

	(d)	This Escrow Agreement may be executed in any number of
counterparts, by original or facsimile signature, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

	(e)	No party may, without the prior express written consent of each other party, assign this Escrow Agreement in whole or in part.  This
Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

	(f)	This Escrow Agreement shall be governed by and construed in
accordance with the laws of the State of California as applied to contracts made and to be performed entirely within the State of California. The parties to this Escrow Agreement hereby agree to submit to personal jurisdiction in the State of California with respect to any claim for indemnification under Section 12 hereof.

14.	Tax Reporting Matters.  The Purchaser and the Sellers'
Representative on behalf of the Indemnifying Sellers agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of the Escrow Fund or any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

    ARTICLE XIII.IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                                      STATE STREET BANK AND TRUST COMPANY OF
                                      CALIFORNIA, N.A. as Escrow Agent

                                      By: __________________________
                                      Name:  Paula M. Oswald
                                      Title:  Vice President

                                      COM21, INC.

                                      By: __________________________
                                      Name:
                                      Title:

                                      SELLERS' REPRESENTATIVE

                                      By: __________________________
                                      Name:



                         ANNEXES TO ESCROW AGREEMENT

Annex A -	Stock Purchase Agreement

Annex B -	Indemnifying Seller Information

Annex C- 	Escrow Agent Fee Schedule




                                EXHIBIT  D

                    ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, ___________________ transfers unto Com21, Inc., a Delaware corporation ("Purchaser"), __________ (_________) shares of the Common Stock of Purchaser, represented by Certificate Number ________ herewith, and does hereby irrevocably constitute and appoint ___________________ to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Date:  ________________                              _____________________